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AMETEK, Inc.

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Notice of 2005
Annual Meeting

Proxy Statement

Annual Financial Information
and Review of Operations

Principal executive offices

37 North Valley Road - Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801

PROXY STATEMENT

AMETEK is mailing this Proxy Statement and proxy card to its stockholders of record as of March 11, 2005 on or about March 18, 2005. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 26, 2005
2:00 p.m. Eastern Daylight Time
J. P. Morgan Chase & Co.
11th Floor Conference Center
270 Park Avenue
New York, NY 10017

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2005 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:

1.	Re-elect three Directors: Sheldon S. Gordon, Frank S. Hermance and David P. Steinmann, each for a term of three years;

2.	Approve an amendment to the 2002 Stock Incentive Plan of AMETEK, Inc.;

3.	Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2005;

4.	Transact any other business properly brought before the Annual Meeting.

Only stockholders of record at the close of business on March 11, 2005 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) by computer using the Internet, (2) by Touch-Tone telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to J. P. Morgan Chase & Co. are located on the back cover of the Proxy Statement. Please refer to your proxy card for specific proxy voting instructions or visit AMETEK’s Web site at www.ametek.com/investors for general questions and answers about proxy voting.

We have included the detailed annual financial information relating to our business and operations in Appendix A to the Proxy Statement. We also have enclosed a Summary Annual Report.

We hope the convenience and cost savings of voting by computer or by telephone will attract you. A sizable electronic “turnout” would save AMETEK significant return-postage fees.

We urge you to vote your shares either in person at the Annual Meeting or by proxy as soon as possible. We appreciate your interest in AMETEK.

Sincerely,

Frank S. Hermance
Chairman of the Board and Chief Executive Officer

Paoli, Pennsylvania
Dated: March 18, 2005

VOTING PROCEDURES

Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting.

Who can vote? Stockholders of record as of the close of business on March 11, 2005 are entitled to vote. On that date, 69,098,593 shares of AMETEK’s Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the Proxy Committee as your proxy by mailing a properly executed proxy card or by telephone or Internet. You can designate someone else as your proxy to vote in person at the Annual Meeting by giving that person your executed proxy card. You should cross out the names of the Proxy Committee on the card and insert the name(s) of the person(s) who hold(s) your proxy. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.

To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet by following the instructions on your proxy card.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who participates in an AMETEK employee savings plan and you also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted by telephone or through the Internet will serve as voting instructions to the plan trustee.

How are votes counted? If you return a properly executed proxy card before voting at the Annual Meeting is closed, the Proxy Committee will vote for you in accordance with the directions provided. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting. If you indicate on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted for or against any nominee for Director, but will be counted with respect to management proposals and to determine whether there is a quorum present.

If you do not provide voting instructions to your broker or nominee at least 10 days before the Annual Meeting, the nominee has the discretion to vote those shares on matters that the New York Stock Exchange has determined to be routine. However, a nominee cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.” Broker non-votes are counted in determining whether a quorum is present.

If you are an employee who participates in an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustee to tabulate the vote of the plan shares, your proxy voting instructions must be received by April 22, 2005.

How many votes are required? In order to have a quorum present at the Annual Meeting, a majority of the shares of AMETEK Common Stock that are issued and outstanding and entitled to vote at the Meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors must be elected by a plurality of the votes cast. The approval of the amendment to the 2002 Stock Incentive Plan of AMETEK, Inc. and the ratification of the appointment of the independent auditor must be approved by a majority of the votes cast. In either case, broker non-votes and abstentions will have no effect on the outcome.

Who will tabulate the vote? AMETEK’s transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by independent inspectors of election.

Is my vote confidential? It is AMETEK’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the proxy solicitor? Georgeson Shareholder Communications, Inc. has been retained by AMETEK to assist in the distribution of proxy materials and solicitation of votes for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

In accordance with the Delaware General Corporation Law and AMETEK’s Certificate of Incorporation and Bylaws, AMETEK’s business and affairs are managed under the direction of the Board of Directors. The Directors are regularly kept informed of AMETEK’s business through written reports and documents and operating, financial and other reports presented at meetings of the Board of Directors and Committees of the Board.

The AMETEK Board of Directors consists of eight members. They are Lewis G. Cole, Helmut N. Friedlaender, Sheldon S. Gordon, Frank S. Hermance, Charles D. Klein, James R. Malone, David P. Steinmann and Elizabeth R. Varet. Their biographies appear on page 13. The Board is divided into three classes with staggered terms so that the term of one class expires at each Annual Meeting of Stockholders. Accordingly, three Directors are standing for re-election at this year’s Annual Meeting.

Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. AMETEK’s Code of Ethics and Business Conduct sets forth rules of conduct that apply to all members of the Board of Directors, officers and employees of AMETEK. AMETEK also has adopted a separate Code of Ethical Conduct for its Chief Executive Officer and the senior financial officers of AMETEK. The Guidelines and Codes of Ethics are available on AMETEK’s Web site at www.ametek.com/investors as well as in printed form, free of charge, to any stockholder who requests them by writing or telephoning our Investor Relations Department at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). The Board of Directors and AMETEK’s management do not intend to grant any waivers of the provisions of either Code. In the unlikely event that circumstances justify a waiver for a Director or an executive officer, the action will be disclosed promptly on AMETEK’s Web site noted above. If the Guidelines or the Codes are amended, the revised versions also will be posted on the Web site noted above.

Meetings of the Board. AMETEK’s Board of Directors has four regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments, and other matters of interest to the Directors.

The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and any other members of AMETEK’s management. The presiding Director at the executive sessions rotates among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.

Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. AMETEK’s Board met a total of five times in 2004. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. Seven of the eight Directors attended the 2004 Annual Meeting of Stockholders.

Independence. The Board of Directors has affirmatively determined that Lewis G. Cole, Helmut N. Friedlaender, Sheldon S. Gordon, Charles D. Klein, James R. Malone, David P. Steinmann and Elizabeth R. Varet have no material relationship with AMETEK (either directly or as a partner, stockholder or officer of an organization that has a relationship with AMETEK) and, therefore, are independent Directors within the meaning of the New York Stock Exchange rules.

The Board has further determined that each of the members of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.

The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by the Company; (b) someone in the Director’s immediate family has been employed as an executive officer of the Company; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of the Company’s present executive officers; (ii) (a) the Director or someone in the Director’s immediate family is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is a current employee of the firm, or someone in the Director’s immediate family is a current employee of the firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (c) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on the Company’s audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as an employee of the Company (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent, whichever is greater, of the other company’s consolidated gross revenues or (ii) if the Director is a current executive officer of a charitable organization, and the Company made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that does not exceed $1 million or two percent, whichever is greater, of the charitable organization’s consolidated gross revenues.

For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.

All independent Directors satisfied these categorical standards.

Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the Non-Management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, correspondence should be addressed to: AMETEK, Inc., Corporate Secretary Department, Attention: Non-Management Directors, 37 North Valley Road – Building 4, P.O. Box 1764, Paoli, PA 19301-0801.

Complaints regarding accounting, internal accounting controls or auditing matters may be addressed to the Audit Committee by calling 1-866-531-3079 (Domestic – English only) or 1-866-551-8006 (International – Foreign Languages).

Committees of the Board. The AMETEK Board Committees include Audit, Compensation, Corporate Governance/Nominating, Pension Investment and Executive. The Charters of the Audit, Compensation and Corporate Governance/Nominating Committees are available on AMETEK’s Web site at www.ametek.com/investors as well as in printed form, free of charge, to any stockholder who requests them by writing or telephoning our Investor Relations Department at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to determine whether it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations. Each Committee may retain experts to assist it in carrying out its responsibilities.

The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate independent auditors. It reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in AMETEK’s Securities and Exchange Commission filings. It oversees AMETEK’s compliance with legal and regulatory requirements; reviews the performance of AMETEK’s internal audit function; and meets separately with the independent auditors and AMETEK’s own internal auditors as often as deemed necessary or appropriate by the Committee. In this regard, the Audit Committee discusses, where appropriate, AMETEK’s critical accounting policies, estimates and any significant changes in AMETEK’s selection or application of accounting principles. The Committee met eight times during 2004. The Board of Directors has determined that Sheldon S. Gordon is an “audit committee financial expert” and has sufficient accounting and related financial management experience. The members of the Committee are Sheldon S. Gordon - Chairperson, Helmut N. Friedlaender and James R. Malone.

The Compensation Committee is responsible for (a) the establishment and periodic review of the Company’s compensation philosophy and the adequacy of the compensation plans for officers and other Company employees, (b) the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans, (c) the review of the performance of officers, the awarding of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance, and (d) the review and monitoring of management development and succession plans. The Committee met five times during 2004. The members of the Committee are Charles D. Klein – Chairperson, Sheldon S. Gordon, James R. Malone and Elizabeth R. Varet.

The Corporate Governance/Nominating Committee selects, subject to ratification by the Board, nominees for election as Directors, and recommends a Director to serve as Chairperson of the Board. The Corporate Governance/Nominating Committee also recommends to the Board of Directors the responsibilities of Board committees and each committee’s membership; oversees the annual evaluation of the Board and the Audit and Compensation Committees; reviews and assesses the adequacy of AMETEK’s Corporate Governance Guidelines; recommends other corporate-governance-related matters for consideration by the Board; and reviews periodically the compensation of Non-Employee Directors. The Committee met five times during 2004. The members of the Committee are James R. Malone – Chairperson, Helmut N. Friedlaender and Charles D. Klein.

The Pension Investment Committee reviews administration of AMETEK’s retirement plans, including compliance, investment manager and trustee performance, and results of independent audits of the plans. The Committee met five times during 2004. The members of the Committee are Lewis G. Cole – Chairperson, Sheldon S. Gordon, James R. Malone and David P. Steinmann.

The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee met two times during 2004. The members of the Committee are Frank S. Hermance – Chairperson, Sheldon S. Gordon, Charles D. Klein and Elizabeth R. Varet.

Consideration of Director Candidates. The Corporate Governance/Nominating Committee considers candidates for Board membership. The Charter of the Corporate Governance/Nominating Committee requires that the Committee consider and recommend to the Board the appropriate size, function and composition of the Board, so that the Board as a whole collectively possesses a broad range of skills, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. The Board also seeks members from diverse backgrounds who have a reputation for integrity. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to AMETEK. The Committee considers all of these qualities when nominating candidates for Director.

Stockholders can suggest qualified candidates for Director by writing to our Corporate Secretary at AMETEK, Inc., 37 North Valley Road, Building 4, P.O. Box 1764, Paoli, PA 19301-0801. Stockholder submissions should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. To have a Board candidate considered in connection with our 2006 Annual Meeting of Stockholders, a stockholder must submit materials relating to the suggested candidate no later than November 18, 2005. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee.

Director Compensation. Mr. Hermance, AMETEK’s only employee Director, receives no additional compensation for serving on the Board or its Committees. Non-Employee Directors receive $35,000 annually, except for the Chairmen of the Compensation, Corporate Governance/Nominating and Pension Investment Committees, who receive $40,000 annually. The Audit Committee Chairman receives $45,000 annually. In addition, Non-Employee Directors receive $3,750 for each of the four regular meetings of the Board of Directors they attend. There is no additional compensation for attending Committee meetings.

In July 2004, each Non-Employee Director received an option to purchase 3,500 shares of AMETEK Common Stock based on the fair market value on the date of grant. Stock options vest in four equal annual installments beginning one year after the date of grant. Each Non-Employee Director also received a restricted stock award of 1,250 shares of AMETEK Common Stock. These restricted shares become vested on the earliest to occur of (a) the closing price of AMETEK’s Common Stock on any five consecutive trading days equaling or exceeding $63.42, (b) the death or disability of the Director, (c) the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control; (d) the Director’s retirement from service as a member of AMETEK’s Board of Directors at or after age 55 and the completion of at least 10 years of service with AMETEK, in which case only a pro rata portion of the shares becomes non-forfeitable and transferable, or (e) the fourth anniversary of the date of the grant, namely July 22, 2008.

AMETEK sponsors a retirement plan for Directors, under which each Non-Employee Director who has at least three years of service as a Director or officer of AMETEK and does not have a benefit under AMETEK’s retirement plan, receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of compensation during the Director’s service with the Board. Retirement benefits are paid from AMETEK’s general assets. Mr. Friedlaender, Mr. Steinmann and Ms. Varet have accrued an annual retirement benefit of $50,000. Messrs. Cole, Klein and Malone have accrued an annual retirement benefit of $55,000. Mr. Gordon has accrued an annual retirement benefit of $60,000. This benefit is not available to persons who first became members of the Board of Directors on or after January 1, 1997.

AMETEK sponsors a Death Benefit Program for Directors, under which each Non-Employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the Director’s death or the later of retirement or age 70. Directors appointed after January 1, 1989 must complete five years of service as a Director in order for this benefit to be paid at retirement or age 70. The Death Benefit Program is funded by individual life insurance policies purchased by AMETEK on the lives of the Directors. In addition, Non-Employee Directors have a group term life insurance benefit of $50,000. AMETEK retains the right to terminate any of the individual agreements under certain circumstances. The Death Benefit Program is not available to persons who first became members of the Board of Directors on or after July 22, 2004.

Mandatory Retirement. In July 2003, the Board of Directors approved a retirement policy for AMETEK’s Board of Directors that prohibits a Director from standing for re-election following his or her 75th birthday.

Certain Relationships and Related Transactions. The law firm of Stroock & Stroock & Lavan LLP, of which Mr. Cole is a member, rendered during 2004 and continues to render legal services for AMETEK and its subsidiaries.

An immediate family member of Mr. Hermance is employed at an operating unit of AMETEK and has annual compensation in excess of $60,000.

STOCKHOLDER PROPOSALS FOR THE 2006 PROXY STATEMENT

If a stockholder has a proposal to be presented at AMETEK’s 2006 Annual Meeting of Stockholders, it must be received by AMETEK at its executive offices on or prior to November 18, 2005 to be eligible for inclusion in the proxy material to be used in connection with the 2006 Annual Meeting.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee are defined in a Charter, which is approved by the Board of Directors of AMETEK. The Committee’s Charter is accessible on AMETEK’s Web site at www.ametek.com/investors. Among other things, the Charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2004 Annual Report on Form 10-K and included in Appendix A to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

In addition, the Committee discussed with Ernst & Young LLP its independence from AMETEK and its management, including the matters contained in written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has considered the compatibility of non-audit services with its independence.

The Committee discussed with AMETEK’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal controls, and the overall quality of AMETEK’s financial reporting. The Committee held eight meetings during the fiscal year ended December 31, 2004, which included telephone meetings prior to quarterly earnings announcements.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in AMETEK’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee:
Sheldon S. Gordon, Chairperson
Helmut N. Friedlaender
James R. Malone

Dated: March 18, 2005

ELECTION OF DIRECTORS
(Proposal 1 on Proxy Card)

Nominees for re-election this year are Sheldon S. Gordon, Frank S. Hermance and David P. Steinmann. Each has consented to serve a three-year term.

All proxies received will be voted for the re-election of the nominees unless directed otherwise by the stockholder in the proxy. Each nominee needs the affirmative vote of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. While there is no reason to believe that it will occur, if any Director is unable to stand for re-election, shares represented by proxies may be voted for a substitute Director.

The Directors’ biographies, which provide the age, principal occupation and certain other information for each Director nominee and other Directors serving unexpired terms, are on page 13.

Your Board of Directors Recommends a Vote FOR Each of the Nominees.

AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN OF AMETEK, INC.
(Proposal 2 on Proxy Card)

On March 4, 2005, the Compensation Committee of the Board of Directors adopted an amendment to the 2002 Stock Incentive Plan of AMETEK, Inc. (the “2002 Plan”) to (1) increase the maximum number of shares that may be awarded as restricted shares, stock appreciation rights, phantom stock awards and phantom stock units from 400,000 to 1,200,000 shares and (2) increase the maximum number of shares of the Plan that may be awarded to any single individual during the duration of the Plan from 600,000 to 1,400,000. This amendment does not increase the maximum number of shares available for awards under the 2002 Plan. The Board of Directors ratified the amendment on March 4, 2005, subject to stockholder approval at the Annual Meeting.

The Board of Directors believes that stock options and other long-term equity incentives are an important factor in attracting, motivating and retaining experienced and highly qualified employees who will contribute to AMETEK’s financial success. The 2002 Plan is intended to offer a significant incentive by providing for the granting of stock options, restricted stock awards, phantom stock awards, and stock appreciation rights to AMETEK’s eligible key employees.

Currently, a maximum of 4,000,000 shares may be granted under the 2002 Plan. As of December 31, 2004, 1,664,265 shares had been granted and 2,335,735 shares remained available for grant.

Historically, the typical award under the 2002 Plan and its predecessor plans was a grant of stock options. In January 2004, in response to recent concerns in the marketplace regarding the overuse and expensing of stock options, and an increased use by many companies of restricted stock as long-term compensation, the Compensation Committee approved a change in the composition of the value of awards under the 2002 Plan to awards consisting primarily of 50% restricted stock and 50% stock options. With this change, AMETEK began expensing approximately half of the value of its future long-term awards in its income statement. In addition, the Board of Directors believes that it has enhanced AMETEK’s ability to retain and attract management talent.

The Compensation Committee reviewed the plan limitations on the amount of shares that could be awarded as restricted stock under the 2002 Plan and determined that an insufficient number of shares was available for AMETEK to provide future grants of restricted stock awards to its key employees. Specifically, under the 2002 Plan, 400,000 shares are currently authorized to be awarded as restricted shares, stock appreciation rights, phantom stock awards and phantom stock units. As of December 31, 2004, 347,125 restricted shares had been awarded and 52,875 remained available for future awards.

SUMMARY OF THE 2002 PLAN
(Incorporating the Proposed Amendment)

The principal features of the 2002 Plan are summarized below.

Plan Administration. The 2002 Plan is administered by the Compensation Committee which is composed of Directors, each of whom is a “Non-Employee Director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “Outside Director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All of the members of the Compensation Committee meet the current New York Stock Exchange criteria for Director independence. The Compensation Committee has the sole authority to, among other things:

•	Administer and interpret the 2002 Plan,

•	Make rules and regulations relating to the administration of the 2002 Plan,

•	Select participants and make awards, and

•	Establish the terms and conditions of grants and awards.

Eligibility. All key employees of AMETEK and its subsidiaries as well as AMETEK’s Non-Employee Directors are eligible to participate in the 2002 Plan. The selection of participants and the nature and size of grants and awards are wholly within the discretion of the Compensation Committee. The current eligible group consists of approximately 250 persons.

Awards. The 2002 Plan provides for the grant of incentive stock options that qualify under Section 422 of the Code and non-qualified options, stock appreciation rights, restricted stock awards, and phantom stock awards, as such terms are defined in the 2002 Plan.

Shares Subject to the 2002 Plan. The 2002 Plan authorizes the issuance of up to 4,000,000 shares of AMETEK Common Stock, provided that no more than 1,200,000 shares will be available for awards other than stock options.

No individual may be granted awards under the 2002 Plan with respect to more than 1,400,000 shares in the aggregate during the term of the Plan. A maximum of 400,000 shares may be awarded to Non-Employee Directors during the term of the Plan.

If shares subject to any award under the 2002 Plan are forfeited or the award otherwise terminates without the issuance of such shares, those shares again will be available for grant under the 2002 Plan.

The shares issued under the 2002 Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares.

Stock Options. A stock option may be granted in the form of an incentive stock option or a non-qualified stock option.

The price at which a share may be purchased under an option will be determined by the Compensation Committee but may not be less than the fair market value of a share on the date the option is granted. Fair market value means the average of the highest and lowest sale price of AMETEK Common Stock reported on the New York Stock Exchange on the relevant date of determination. The 2002 Plan permits the Compensation Committee to establish the term of each option, but no option will be exercisable after seven years from the grant date of the option. Options will be exercisable at such time or times as determined by the Compensation Committee at or subsequent to grant.

The amount of incentive stock options vesting in a particular year, determined using the aggregate fair market value of the shares of AMETEK Common Stock subject to such options on the date of grant, cannot exceed $100,000 per participant (or if greater, the maximum amount permitted under Section 422 of the Code).

Stock Appreciation Rights. Stock appreciation rights entitle a participant to receive upon exercise an amount equal to the number of shares subject to the award multiplied by the excess of the fair market value of a share at the time of exercise over the grant price of such share. Stock appreciation rights may be granted to participants either separately or in connection with options. Any stock appreciation right related to an incentive stock option must be granted at the same time the option is granted. Stock appreciation rights related to non-qualified stock options may be granted at the time the options are granted or at any time thereafter before exercise or expiration of the options.

A stock appreciation right related to an option, or the applicable portion thereof, will terminate and no longer be exercisable upon the termination or exercise of the related option. Any option related to a stock appreciation right that is exercised will cease to be exercisable to the extent the related stock appreciation right has been exercised. When a stock appreciation right is exercised, the shares subject to the stock option and stock appreciation right grant shall be counted against the numerical limits of the reserve and not just the shares issued in connection with the exercise of the stock appreciation right.

Restricted Stock Awards. Shares of restricted stock are granted subject to such conditions or restrictions as the Compensation Committee determines in its sole discretion. Shares granted pursuant to a restricted stock award may not be sold or transferred by the participant until all restrictions have been removed or have expired. However, the shares shall be registered in the participant’s name upon grant and the participant shall have all other rights of an owner of record including the right to vote and the right to dividends, the latter of which may be retained by AMETEK until restrictions have been removed. Except as otherwise determined by the Compensation Committee, upon termination of employment for any reason during the restriction period, any portion of a restricted stock award still subject to restriction will be forfeited by the participant and reacquired by AMETEK.

Phantom Stock Awards. A phantom stock award will entitle the holder, upon the expiration of the vesting period, to receive payment of an amount equal to the number of shares subject to the award multiplied by the fair market value of a share at that date. Prior to the vesting date, the participant will be credited with dividends payable with respect to the shares, but those amounts will be retained by AMETEK until the end of the vesting period. Payment will be made to the participant in cash, shares, or both, as determined by the Compensation Committee.

Change of Control. In the event of a participant’s termination in connection with a change of control of AMETEK, any outstanding option awards will become fully and immediately exercisable, all restrictions on any restricted shares will lapse, and the vesting period for any phantom shares will expire.

A “change of control” means, with certain exceptions: (i) an acquisition of beneficial ownership of 20% or more of either (a) the outstanding Common Stock of AMETEK or (b) the combined voting power of the outstanding voting securities of AMETEK entitled to vote in the election of Directors; or (ii) the approval by AMETEK’s stockholders of a merger or consolidation, the result of which is that the stockholders of AMETEK do not own or control at least 50% or more of the outstanding Common Stock of AMETEK or the combined voting power of the outstanding voting securities of AMETEK entitled to vote in the election of Directors.

Transferability. Except as otherwise determined by the Compensation Committee, awards granted under the 2002 Plan may not be transferred except by will or the laws of descent and distribution and may be exercised or surrendered only by the holder during his or her lifetime.

Effective Date, Term, Amendment and Termination. If approved by stockholders, the amendment to the 2002 Plan will become effective as of the date of such approval. The 2002 Plan will remain in effect until the earlier of (a) the date that no additional shares are available for issuance, (b) the date the 2002 Plan is terminated by the Board of Directors in accordance with its terms or (c) March 12, 2012. Termination will not affect grants and awards then outstanding under the 2002 Plan. The Board of Directors or the Compensation Committee may terminate or amend the 2002 Plan at any time but may not, without stockholder approval, (i) amend the 2002 Plan if stockholder approval is required by Section 422 or 162(m) of the Code, (ii) materially amend the 2002 Plan, or (iii) reprice any outstanding stock options or stock appreciation rights.

Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting AMETEK Common Stock, adjustments and other substitutions may be made to the 2002 Plan, including the maximum number of shares subject to the 2002 Plan and the other numerical limitations set forth herein. Adjustments may also be made to awards under the 2002 Plan as the Compensation Committee in its sole discretion deems equitable or appropriate.

Market Value of Shares. The shares of AMETEK’s Common Stock are listed on the New York Stock Exchange and the Pacific Stock Exchange. The market price per share at the close of business on March 11, 2005 was $40.42.

Federal Income Tax Consequences. AMETEK has been advised by counsel that the federal income tax consequences as they relate to awards are as follows:

Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option will result in taxable income to the participant (except that the alternative minimum tax may apply) or create a deduction for AMETEK. The tax treatment to a participant upon a disposition of shares acquired through the exercise of an incentive stock option depends on how long the shares were held. Generally, there will be no tax consequence to AMETEK in connection with a disposition of shares acquired under an option, except that AMETEK may be entitled to a deduction in the case of a disposition of shares before the applicable incentive stock option holding periods have been satisfied.

Non-Qualified Stock Options. Upon exercising a non-qualified stock option, a participant must recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. AMETEK will be entitled to a deduction for the same amount.

Restricted Stock. A participant receiving a restricted stock award generally recognizes ordinary income in the first taxable year in which the restricted shares become freely transferable, or no longer subject to substantial risk of forfeiture, in an amount equal to the excess of the fair market value of such shares at the end of the applicable restricted period over the amount (if any) paid by the participant. Alternatively, if provided in the award, a participant may, within thirty days after the date of the transfer of restricted shares pursuant to a restricted stock award, elect to recognize ordinary income as of the date of transfer in an amount equal to the excess of the fair market value of such shares on such date of transfer over the amount (if any) paid by the participant (in which case subsequent appreciation or depreciation will generally be taxed as capital gain or loss). AMETEK generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary income.

Phantom Stock and Stock Appreciation Rights. New Section 409A of the Code (which was enacted in October 2004, but generally became effective as of January 1, 2005) creates great uncertainty with regard to the tax treatment of phantom stock and stock appreciation rights. As a result, it is AMETEK’s current intention not to grant such awards under the 2002 Plan pending further guidance and clarification from the Internal Revenue Service.

Section 162(m) Limit. Section 162(m) of the Code provides that, subject to certain exceptions, AMETEK may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes performance-based compensation meeting certain requirements from the $1 million limitation on tax deductibility. If the amendment to the 2002 Plan is approved by stockholders, we expect that all compensation derived from the exercise of stock options and stock appreciation rights granted under the 2002 Plan will be deductible as performance-based compensation and will not be subject to the $1 million limitation on deductibility.

The foregoing summary with respect to Federal income taxation is not intended to be complete and does not take into account state tax implications. Reference is made to the applicable provisions of the Code.

Other Information. See the Summary Compensation Table on page 18 and the Option Grant Table on page 20 for information about awards made under the 2002 Plan during fiscal 2004 to the named executive officers in these tables. As of December 31, 2004, all Non-Employee Directors as a group held 8,750 restricted shares and options to purchase 24,500 shares under the 2002 Plan. Also, as of December 31, 2004, all officers (except the named executive officers) and employees as a group held 208,145 restricted shares and options to purchase 857,560 shares under the 2002 Plan.

In the event that the amendment to the 2002 Plan is not approved by AMETEK’s stockholders, the amendment shall be void and of no force or effect.

Vote Required and Recommendation of Board of Directors. The affirmative vote of the holders of a majority of Common Stock present in person or represented by proxy at the meeting and entitled to vote on this proposal will be required for approval of this proposal. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker “non-vote” is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Your Board of Directors Recommends a Vote FOR Approval.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3 on Proxy Card)

The Audit Committee has appointed the firm of Ernst & Young LLP as AMETEK’s independent registered public accounting firm for the fiscal year ending December 31, 2005. Ernst & Young LLP, and its predecessor, has served continuously as AMETEK’s independent auditors since AMETEK’s incorporation in 1930, and the Audit Committee recommends ratification of such appointment by the stockholders. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.

Fees billed to AMETEK by Ernst & Young LLP for services rendered in 2004 and 2003 totaled $3,629,000 and $1,458,000, respectively, and consisted of the following:

	2004	2003
Audit fees	$3,459,000	$1,191,000
Audit-related fees	32,000	77,000
Tax fees	132,000	184,000
All other fees	6,000	6,000

	$3,629,000	$1,458,000

The 2004 Audit fee includes approximately $1,716,000 for attestation services related to AMETEK’s internal controls over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The amounts shown for “Audit-related fees” include fees for employee benefit plan audits. The amount in 2003 also included fees for consulting regarding compliance with new regulations affecting financial reporting and related disclosures, and due diligence reviews pertaining to business acquisitions.

The amounts shown for “Tax fees” were for federal and state tax advice, acquisition tax planning, assistance with international tax compliance, and international tax consulting.

The amounts shown for “All other fees” relate to online accounting research subscriptions.

The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS

Except as indicated below, each Director has had the principal occupation described below for at least the last five years.

Class II: Nominees for election at this Annual Meeting for terms expiring in 2008:

SHELDON S. GORDON Director since 1989	Chairman of Union Bancaire Privée International Holdings, Inc. and affiliated entities. Director of the Holland Balanced Fund, Union Bancaire Privée and Gulfmark Offshore, Inc. Age 69.

FRANK S. HERMANCE Director since 1999	Chairman of the Board and Chief Executive Officer of AMETEK since January 2001. President and Chief Executive Officer from September 1999 to January 2001. President and Chief Operating Officer from November 1996 to September 1999. Director of IDEX Corporation. Age 56.

DAVID P. STEINMANN Director since 1993	A Managing Director of American Securities, L.P. and an executive officer of several affiliated entities. Age 63.

Class III: Directors whose terms continue until 2006:

HELMUT N. FRIEDLAENDER Director since 1955	Private investor. Age 91.

JAMES R. MALONE Director since 1994	Founder and Managing Partner of Qorval LLC since May 2003. Vice Chairman, President and Chief Executive Officer of Brown Jordan International since October 2004. Chairman, President and Chief Executive Officer of Avborne LLC since January 2002. Founder and Managing Director of Bridge Associates LLC from June 2000 to May 2003. Chairman of the Board and Chief Executive Officer of Health-Mor Industries from May 1996 to February 2004. Chairman of the Board of Intek Capital Corp. Director of AmSouth Bank N.A. Age 62.

ELIZABETH R. VARET Director since 1987	A Managing Director of American Securities, L.P. and chairman of the corporate general partner of several affiliated entities. Age 61.

Class I: Directors whose terms continue until 2007:

LEWIS G. COLE Director since 1987	Of Counsel, Stroock & Stroock & Lavan LLP, Attorneys. Prior to January 1, 2005, Partner, Stroock & Stroock & Lavan LLP. Age 74.

CHARLES D. KLEIN Director since 1980	A Managing Director of American Securities Capital Partners, LLC and an executive officer of several affiliated entities. Age 66.

EXECUTIVE OFFICERS

     Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information on executive officers of AMETEK is shown below:

Name	Age	Present Position with AMETEK

Frank S. Hermance	56	Chairman of the Board and Chief Executive Officer

John J. Molinelli	58	Executive Vice President — Chief Financial Officer

Albert J. Neupaver	54	President — Electromechanical Group

Robert W. Chlebek	61	President — Electronic Instruments

David A. Zapico	40	President — Electronic Instruments

Robert R. Mandos, Jr.	46	Senior Vice President and Comptroller

Deirdre D. Saunders	57	Vice President and Treasurer

Frank S. Hermance’s employment history with AMETEK and other Directorships currently held are included under the section “The Board of Directors” on page 13. Mr. Hermance has 14 years of service with AMETEK.

John J. Molinelli was elected Executive Vice President — Chief Financial Officer effective April 22, 1998.
Mr. Molinelli has 36 years of service with AMETEK.

Albert J. Neupaver was elected President — Electromechanical Group effective January 10, 1997.
Mr. Neupaver has 27 years of service with AMETEK.

Robert W. Chlebek was elected President — Electronic Instruments effective March 1, 1997. Mr. Chlebek has 8 years of service with AMETEK.

David A. Zapico was elected President — Electronic Instruments effective October 1, 2003. Previously he served as Vice President and General Manager of AMETEK’s Aerospace and Power Instruments Division from July 1999 to October 2003. Mr. Zapico has 15 years of service with AMETEK.

Robert R. Mandos, Jr. was elected Senior Vice President effective October 1, 2004. Previously he served as Vice President since April 22, 1998. He has served as Comptroller of AMETEK since April 1996. Mr. Mandos has 23 years of service with AMETEK.

Deirdre D. Saunders was elected Vice President effective July 30, 1997. She has served as Treasurer since April 1993. Ms. Saunders has 17 years of service with AMETEK.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies and plans related to compensation and benefits for officers and other AMETEK employees, including the executives listed in the Summary Compensation Table on page 18 of this Proxy Statement. The individuals listed in that table are referred to as the named executive officers.

This report provides information regarding policies and practices concerning compensation for the Chairman of the Board and Chief Executive Officer and the other executive officers of AMETEK.

COMPENSATION OVERVIEW

The Compensation Committee of the Board of Directors is responsible for (a) the establishment and periodic review of the Company’s compensation philosophy and the adequacy of the compensation plans for officers and other Company employees, (b) the establishment of compensation arrangements and incentive goals for officers and the administration of compensation plans, (c) the review of the performance of officers, the awarding of incentive compensation and the adjustment of compensation arrangements as appropriate based on performance, and (d) the review and monitoring of management development and succession plans.

The members of the Compensation Committee, Messrs. Gordon, Klein and Malone and Ms. Varet, are independent directors of AMETEK.

Executive compensation consists of three principal elements: (a) salary, (b) short-term incentive awards and (c) long-term incentive awards. AMETEK provides additional retirement and other benefits for executives similar to those provided by other major corporations.

To assess the competitiveness of its executive compensation levels, AMETEK utilizes published compensation surveys conducted by an independent, third-party employee benefits consulting firm. In analyzing the survey data, AMETEK looks particularly at compensation levels at comparable organizations both within and outside of its industry.

Required Stock Ownership for Executives

The Compensation Committee believes that AMETEK should attract, retain, motivate and benefit from the guidance and experience of talented and qualified executives who will advance AMETEK’s profitability and worldwide growth. AMETEK also believes that encouraging its executives to acquire a larger equity interest in AMETEK links their efforts as executives to the interests of the shareholders, providing additional incentives for the maximum success of AMETEK. Accordingly, AMETEK has directed that executive officers and management of AMETEK acquire stock, within a reasonable period of time, varying in value from one to five times their base salary. Mr. Hermance has exceeded his required AMETEK stock ownership level of five times base salary, and Messrs. Molinelli, Neupaver, Chlebek and Zapico have each exceeded their required AMETEK stock ownership level of three times base salary. The other executive officers have also achieved their required stock ownership levels.

Salary

The salary level for each AMETEK executive officer is based principally on the executive’s responsibilities. Consideration also is given to factors such as the individual’s experience and performance and salaries paid to executive officers by comparable companies. When determining adjustments to each executive officer’s salary, consideration also is given to prevailing economic conditions and the adjustments being given to other employees within AMETEK. In determining executive salaries, the Compensation Committee has targeted the median level of the compensation range for each position at comparable companies.

Short-Term Incentive Awards

Short-term incentive awards, paid annually in cash, are for individual contributions to AMETEK’s performance. AMETEK’s diluted earnings per share, the operating profit of the business unit an executive is responsible for, and other goals, such as asset management improvement, as established by the Compensation Committee after consultation with the Chairman and Chief Executive, are used in determining performance. Short-term incentive awards are leveraged, which means that amounts paid for over- or underperformance to targets could be significantly higher or lower than the targeted short-term incentive level, with a maximum payout of 200% of target. In determining the short-term incentive award for the Chairman and Chief Executive Officer, the Compensation Committee reviews the Chairman and Chief Executive Officer’s performance against established goals. For the other executive officers, the Chairman and Chief Executive Officer reviews AMETEK’s performance and the individual contribution of each executive officer against established targets and makes recommendations to the Compensation Committee with respect to the appropriate short-term incentive amount to be awarded to each individual for that year. The Compensation Committee then meets with the Chairman and Chief Executive Officer to consider such recommendations, makes any appropriate changes, and then approves the short-term incentive awards.

In 2004, AMETEK’s earnings per share performance exceeded the goal established by the Compensation Committee.

Long-Term Incentive Awards

Long-term incentive awards are considered an important complement to the cash elements of AMETEK’s executive officers’ compensation because they align the executives’ interests with shareholders’ interests. A principal factor influencing the market price of AMETEK’s stock is AMETEK’s performance as reflected in its sales, earnings, cash flow and other results. By granting stock options or restricted stock to AMETEK’s executive officers, such individuals are encouraged to achieve consistent improvements in AMETEK’s performance. AMETEK’s shareholders have approved the plans under which such awards are made. The exercise price of options equals the mean market price of AMETEK’s stock on the grant date. Accordingly, options will only yield income to the executive if the market price of AMETEK’s stock is greater at the time of exercise than it was when the option was granted. Awards of shares of restricted stock are subject to forfeiture restrictions, which prohibit the recipient from selling such shares until all vesting conditions have been met. Awards provide inducements to the executive officers to remain with AMETEK over the long term and enhance corporate performance and, correspondingly, shareholder value. When determining whether to make grants of stock options or awards of restricted stock, as well as the size of such awards, the Compensation Committee considers AMETEK’s performance and relative stockholder return, the value of awards to officers at comparable companies referred to earlier, the awards given to the officers in past years, and whether an officer is making adequate progress to achieving his or her required ownership level. An executive not making adequate progress to achieving the required ownership level will receive smaller long-term incentive awards than they would otherwise be awarded.

In 2004, the Board of Directors, in recognition of the executive officers’ role in significantly improving AMETEK’s performance, as evidenced by AMETEK’s increased profitability and stock price over the past four years, made a special, one-time grant of long-term incentive awards.

Mr. Hermance’s Compensation

In determining the appropriate levels for Mr. Hermance’s 2004 base salary, the Compensation Committee considered the same factors it considered when setting base compensation levels for AMETEK’s other executive officers.

The Compensation Committee uses a formula to determine Mr. Hermance’s short-term incentive award. Under that formula, Mr. Hermance’s short-term incentive award is primarily based on performance against AMETEK’s diluted earnings per share target. The remaining portion is at the discretion of the

Compensation Committee based on the performance of AMETEK and the progress on strategic initiatives as shown below.

The Compensation Committee considered the major initiatives and programs commenced or furthered under Mr. Hermance’s leadership during 2004. Among the achievements in 2004 under Mr. Hermance’s leadership:

(a)	AMETEK achieved record operating performance. Sales increased 13% on strong internal growth in each of AMETEK’s two segments and the contributions from acquired businesses. AMETEK’s net income rose 28% to $113 million and diluted earnings per share rose 25% to $1.63, from $1.30 in 2003.

(b)	AMETEK generated record cash flow from operations of $161 million.

(c)	AMETEK’s Four Growth Strategies — Operational Excellence, Strategic Acquisitions and Alliances, Global & Market Expansion and New Products — continue to build long-term shareholder value.

•	AMETEK’s Operational Excellence efforts yielded significant margin improvements in 2004. Group operating margins increased from 16.4% in 2003 to 17.9% in 2004.

•	AMETEK continued to expand internationally, growing international sales by 23% in 2004 over 2003. International sales now account for 44% of AMETEK’s revenue.

•	AMETEK continued its focus on acquisitions as a key component of its growth plans. During 2004, AMETEK completed two acquisitions: Taylor Hobson and Hughes-Treitler. These highly differentiated businesses added approximately $100 million in annualized revenue to AMETEK.

•	A number of new products were introduced over the past year that contributed to AMETEK’s revenue and profitability.

(d)	AMETEK’s share price increase of 48% during the year reflects the excellent performance of AMETEK.

The Compensation Committee also evaluated data regarding CEO compensation practices of comparable companies (which were referred to previously) so that Mr. Hermance’s total compensation would be in line with that of CEOs of such other companies.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the Chief Executive Officer or any other executive officer whose compensation is required to be reported in the Summary Compensation Table. AMETEK’s policy is generally to preserve the federal income tax deductibility of compensation paid to its executives. Accordingly, to the extent feasible, AMETEK takes action to preserve the deductibility of certain stock-based incentive awards to its executive officers. However, the Compensation Committee retains the flexibility to authorize compensation that may not be deductible if it believes that it is in the best interests of AMETEK to do so. Payment of some of the compensation referred to in the Summary Compensation Table (see page 18) was deferred. The Compensation Committee believes that all compensation paid to its executives in 2004 was deductible.

Respectfully submitted,

The Compensation Committee:
Charles D. Klein, Chairperson
Sheldon S. Gordon
James R. Malone
Elizabeth R. Varet

Dated: March 18, 2005

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

				Other		Shares	All Other
				Annual	Restricted Stock	Underlying	Compensation
Name and		Salary	Bonus	Compensation	Award(s)	Options/SARs	($)
Principal Position	Year	($)	($)	($)	($)(1)	(#)	(2)

F.S. Hermance Chairman of the Board and Chief Executive Officer	2004 2003 2002	650,000 625,000 600,000	1,100,000 700,000 650,000	- - -	1,730,223 - -	175,415 160,000 140,000	203,514 148,266 138,516

J.J. Molinelli Executive Vice President - Chief Financial Officer	2004 2003 2002	301,000 289,250 276,750	319,000 200,000 200,000	- - -	521,135 - -	50,930 60,000 55,000	56,614 40,267 38,642

A.J. Neupaver President – Electromechanical Group	2004 2003 2002	305,000 295,000 283,000	282,000 125,000 150,000	- - -	496,385 - -	48,500 55,000 55,000	51,676 30,616 32,306

R.W. Chlebek President – Electronic Instruments	2004 2003 2002	278,000 270,000 261,375	269,000 205,000 161,000	- - -	396,822 - -	38,800 45,000 45,000	50,412 41,754 26,180

D.A. Zapico President – Electronic Instruments	2004 2003 2002	245,000 210,737 193,000	296,000 101,000 88,366	- - -	396,822 - -	38,800 32,000 32,000	45,096 15,942 11,994

(1)	On May 18, 2004, Mr. Hermance received a grant of 42,120 shares of restricted Common Stock, Mr. Molinelli received a grant of 9,270 shares of restricted Common Stock, Mr. Neupaver received a grant of 8,830 shares of restricted Common Stock, Mr. Chlebek received a grant of 7,060 shares of restricted Common Stock, and Mr. Zapico received a grant of 7,060 shares of restricted Common Stock. These shares become vested on the earliest to occur of (a) the closing price of AMETEK’s Common Stock on any five consecutive days equaling or exceeding $51.92 per share, (b) death or disability, (c) termination of employment with AMETEK in connection with a change of control, (d) retirement from AMETEK at or after age 55 and the completion of at least ten years of employment with AMETEK, in which case only a pro rata portion of the shares shall become nonforfeitable and transferable, or (e) the fourth anniversary of the date of grant, namely May 18, 2008 provided Messrs. Hermance, Molinelli, Neupaver, Chlebek and Zapico have been in the continuous employ of AMETEK through that date.

On September 22, 2004, Mr. Hermance received a special, one-time grant of 21,030 shares of restricted Common Stock, Mr. Molinelli received a special, one-time grant of 9,260 shares of restricted Common Stock, Mr. Neupaver received a special, one-time grant of 8,820 shares of restricted Common Stock, Mr. Chlebek received a special, one-time grant of 7,050 shares of restricted Common Stock, and Mr. Zapico received a special, one-time grant of 7,050 shares of restricted Common Stock. These shares become vested on the earliest to occur of (a) the closing price of AMETEK’s Common Stock on any five consecutive days equaling or exceeding $60.62 per share, (b) death or disability, (c) termination of employment with AMETEK in connection with a change of control, (d) retirement from AMETEK at or after age 55 and the completion of at least ten years of employment with AMETEK, in which case only a pro rata portion of the shares shall become nonforfeitable and transferable, or (e) the fourth anniversary of the date of grant, namely September 22, 2008 provided Messrs. Hermance, Molinelli, Neupaver, Chlebek and Zapico have been in the continuous employ of AMETEK through that date. These special, one-time long-term incentive awards were made to the executive officers in recognition of their efforts in significantly improving AMETEK’s performance, as evidenced by AMETEK’s increased profitability and stock price over the past four years.

The dollar values shown (net of consideration paid by the named executive officers) are based on the closing price of AMETEK’s Common Stock on May 18, 2004 ($25.96) and on September 22, 2004 ($30.31). As of December 31, 2004, the aggregate number of shares of restricted stock held by the named executive officers, and the dollar value of such shares, was: Mr. Hermance, 63,150 shares ($2,252,561), Mr. Molinelli, 18,530 shares ($660,965), Mr. Neupaver, 17,650 shares ($629,576), Mr. Chlebek, 14,110 shares ($503,304), and Mr. Zapico, 14,110 shares ($503,304). The dollar values are based on the closing price of AMETEK’s Common Stock on December 31, 2004 ($35.67). Cash dividends will be earned but will not be paid until the restricted stock vests.

(2)	The amounts reported represent AMETEK’s contribution ($1,200 each) to the AMETEK Retirement and Savings Plan for each of the named executive officers listed above, the value of premiums paid by AMETEK with respect to term life insurance for the benefit of each of the named executive officers, the amount contributed for Mr. Chlebek under the Retirement Feature of the AMETEK Retirement and Savings Plan ($12,592), and the value of contributions under the Supplemental Executive Retirement Plan (“SERP”) (described in more detail on page 21).

AGGREGATE OPTION/SAR EXERCISES IN 2004
AND OPTION/SAR VALUES AT DECEMBER 31, 2004

The following table shows stock options and stock appreciation rights exercised by the named executive officers during 2004 and the aggregate amounts realized by each such officer. In addition, the table shows the aggregate number of unexercised options and stock appreciation rights that were exercisable and unexercisable as of December 31, 2004, and the value of “in-the-money” stock options on December 31, 2004, which represents the positive difference between the market price of AMETEK’s Common Stock at December 31, 2004 and the exercise price of such options.

			Number of Shares		Value of
			Underlying		Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired On	Value	at December 31, 2004 (#)		at December 31, 2004 ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
F.S. Hermance	276,000	4,657,289	606,442	365,415	14,340,031	4,759,094
J.J. Molinelli	85,400	1,235,778	262,952	139,680	6,392,330	2,015,635
A.J. Neupaver	130,000	2,354,180	155,000	133,500	3,490,550	1,930,876
R.W. Chlebek	26,250	352,481	35,000	107,550	672,916	1,555,147
D.A. Zapico	34,106	510,621	35,000	88,800	661,938	1,215,661

STOCK OPTION/SAR GRANTS IN 2004

The following table provides details regarding stock options granted to the named executive officers in 2004. In addition, the table provides the hypothetical gains or “option spreads” that would result for the respective options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the dates the options were granted through their expiration dates.

					Potential Realizable Value
					at Assumed Annual Rate of
					Stock Price Appreciation
Individual Grants					for Option Term(1)
		Percent of Total
	Number of	Options/SARs
	Shares Underlying	Granted to
	Options/SARs	Employees in Fiscal	Exercise	Expiration
Name	Granted (2)	Year	Price ($/Sh)	Date	5% ($)	10% ($)

F.S. Hermance	119,330	12.00	$26.175	5/17/2011	1,271,563	2,963,283
	56,085	5.64	$30.405	9/21/2011	694,214	1,617,814

J.J. Molinelli	26,250	2.64	$26.175	5/17/2011	279,716	651,858
	24,680	2.48	$30.405	9/21/2011	305,486	711,913

A.J. Neupaver	25,000	2.51	$26.175	5/17/2011	266,396	620,817
	23,500	2.36	$30.405	9/21/2011	290,880	677,875

R.W. Chlebek	20,000	2.01	$26.175	5/17/2011	213,117	496,653
	18,800	1.89	$30.405	9/21/2011	232,704	542,300

D.A. Zapico	20,000	2.01	$26.175	5/17/2011	213,117	496,653
	18,800	1.89	$30.405	9/21/2011	232,704	542,300

(1)	The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of AMETEK ‘s Common Stock. There can be no assurance that the rates of appreciation reflected in this table will be achieved.

(2)	The options granted in 2004 are exercisable after the first anniversary of the dates of grant (May 18, 2004 and September 22, 2004) during each of the four succeeding 12-month periods only to the extent of 25% of the total number of shares optioned. Optioned shares, which may have been but were not purchased during any one 12-month period, may be purchased during any one or more succeeding 12-month periods up to the expiration date of the option. Options generally become fully exercisable in the event of the holder’s death, normal retirement, or termination of employment in connection with a change of control. No SARs were granted in 2004.

On September 22, 2004, special, one-time long-term incentive awards were made to the named executive officers in recognition of their efforts in significantly improving AMETEK’s performance, as evidenced by AMETEK’s increased profitability and stock price over the past four years.

RETIREMENT PLANS

The Employees’ Retirement Plan of AMETEK, Inc. (the “Retirement Plan”) is a non-contributory defined benefit pension plan under which contributions are actuarially determined. The following table sets forth the estimated annual benefits, expressed as a single life annuity, payable upon retirement (assuming normal retirement at age 65) under the Retirement Plan for individuals with the indicated years of service and at the indicated compensation levels:

PENSION PLAN TABLE

	Annual Benefits Based On
	Years of Service at Normal Retirement Age (1)
Average
Compensation	15	20	25	30	35
$150,000	57,200	61,100	64,900	64,900	64,900
200,000	77,600	82,700	87,800	87,800	87,800
205,000 or more	79,700	84,900	90,100	90,100	90,100

(1)	Benefit amounts assume a participant reaches age 65 in 2005; for younger participants, the benefit amounts are less than the amounts indicated above.

At December 31, 2004, the executives named in the Summary Compensation Table had the following years of credited service under the Retirement Plan: Mr. Hermance-14, Mr. Molinelli-35, Mr. Neupaver-27, and Mr. Zapico-15. Persons joining AMETEK after January 1, 1997, including Mr. Chlebek, are not eligible to participate in the Retirement Plan, but instead are eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan. Participants receive an annual contribution of between 3% and 8% of their compensation depending on their age and service with AMETEK.

The annual compensation taken into account for any plan year is generally equal to the participant’s salary and any bonus accrued during the plan year as reported in the Summary Compensation Table. Compensation in excess of a certain amount prescribed by the Secretary of the Treasury ($205,000 for 2004) is not taken into account under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan. The individuals named in the Summary Compensation Table are subject to this limitation.

Pursuant to the AMETEK, Inc. Supplemental Executive Retirement Plan (the “SERP”), AMETEK agreed, beginning in 1997, to credit to the account of certain executives, including executives named in the Summary Compensation Table, an amount equal to 13% of the executive’s compensation in excess of the statutory restrictions for each plan year, in order to compensate them for the loss of retirement income under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan resulting from those restrictions. The credited amounts are deemed to be invested in AMETEK Common Stock and, upon termination of employment or retirement, shall be distributed in kind. An executive’s right to a benefit under the SERP becomes non-forfeitable at the same time as the executive’s right to an accrued benefit under the Retirement Plan or the Retirement Feature of the AMETEK Retirement and Savings Plan becomes non-forfeitable.

For retirements occurring in 2005, the maximum annual pension benefit payable at normal retirement age is restricted by law to the greater of $170,000 or the amount of such benefit determined under the Retirement Plan and prior existing law as of December 31, 1982. The $170,000 limit is adjusted annually by the Secretary of the Treasury to reflect increases in the cost of living.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND
CHANGE-OF-CONTROL ARRANGEMENTS

AMETEK has in place change-of-control agreements with all of its executive officers other than Mr. Hermance, who is covered by a separate arrangement described in the following paragraphs. The purpose of the agreements is to assure the continued attention and dedication of key executives when AMETEK is faced with a potential change of control by providing for some continuation of the executive’s compensation and benefits. In the event that an executive’s employment is terminated by AMETEK without cause or by the executive for good reason within two years after a Change of Control, AMETEK will pay to each executive the sum of the executive’s prior year’s salary, plus the greater of (a) the current year’s bonus, or (b) the average of the two prior years’ bonuses (all as limited under Section 280G of the Internal Revenue Code (the “Code”)) for a period of one or three years (as defined in each executive’s agreement). Health benefits will be continued until Medicare eligibility, coverage under another group health plan, the expiration of ten years or the executive’s death, whichever is earlier. For purposes of the agreements, a Change of Control means the acquisition of 20% or more of the voting stock of AMETEK by a party other than AMETEK (or its affiliates), a merger or consolidation after which the stockholders of AMETEK do not own or control at least 50% of the voting stock of AMETEK, any sale or other disposition of all or substantially all of AMETEK’s assets, or an approved plan of liquidation. Each of the executive officers named in the Summary Compensation Table on page 18 (other than Mr. Hermance) will be entitled to three times their compensation in the event of a Change of Control.

As of May 18, 2004, AMETEK entered into a Termination and Change-of-Control Agreement with Mr. Hermance to assure his continued dedication in the event of a Change of Control and to provide security to Mr. Hermance in the event his employment is terminated by AMETEK or a successor without cause or by Mr. Hermance for good reason.

For the purposes of this Agreement, a Change of Control means substantially the same as when applied to other executive officers, as described above, but also includes certain changes in the composition of the Board of Directors and certain additional acquisitions of AMETEK or its shares.

In the event Mr. Hermance’s employment is terminated by the Company without cause or by Mr. Hermance for good reason prior to and not in anticipation of a Change of Control, he will receive a severance payment in an amount equal to two times his annual base salary for the preceding year, and two times (a) his current year’s targeted bonus, if established, or (b) if not established, the average of his bonuses for the two preceding years. In addition, his health, disability insurance and death benefits will be continued under the same terms as are provided for other executives as described above, but only for a period of up to two years, and certain other executive perquisites will be continued for up to two years.

If Mr. Hermance’s employment is terminated by the Company without cause or by Mr. Hermance for good reason, in anticipation of, upon or at any time following a Change of Control, he will receive a lump sum cash payment equal to 2.99 times the sum of (i) his annual base salary for the preceding year, and (ii) his current year’s targeted bonus, if established, or, if not established, the average of his bonuses for the two preceding years. In such an event, AMETEK will continue Mr. Hermance’s health, disability insurance and death benefits in the same manner as are provided for other executives as described above, and certain other executive perquisites will be continued for up to two years.

In the event Mr. Hermance’s employment is terminated by the Company without cause or by Mr. Hermance for good reason, or in the event of a Change of Control, whether or not Mr. Hermance’s employment is terminated, all stock options awarded to Mr. Hermance will immediately become 100% vested, the restrictions on all restricted shares will immediately lapse and Mr. Hermance will have one year to exercise any non-qualified stock options.

Pursuant to a Supplemental Senior Executive Death Benefit Program (the “Program”), AMETEK has entered into individual agreements with certain executives. The agreements require AMETEK to pay death benefits to their designated beneficiaries and to pay lifetime benefits to the executives under certain circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for an annual benefit of one-tenth of the lesser of (a) twice the executive’s average annual base salary for the last five full years of service, rounded off to the next highest multiple of $50,000 or (b) a maximum amount specified in the agreement. The highest maximum amount specified in the existing agreements is $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement.

To fund benefits under the Program, AMETEK has purchased individual life insurance policies on the lives of certain of the covered executives. AMETEK retains the right to terminate all of the Program agreements under certain circumstances. Messrs. Hermance, Molinelli, and Neupaver are participants in the Program.

Messrs. Chlebek and Zapico are among the executives covered by the 2004 Executive Death Benefit Plan. The retirement benefit under this Plan is an account balance, contributions to which are based on a targeted benefit. The benefit is targeted to be the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual value of the benefit will vary based on the performance of the underlying investments. The maximum salary on which the benefit can be based is $350,000. AMETEK is required to pay death benefits to the designated beneficiaries of the covered executive. If the covered executive dies while actively employed or while disabled and under age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80. If the covered executive retires, or reaches age 65 while on disability, the Plan provides for a lump-sum payment at retirement or a deferred lump-sum payment at or before age 70.

STOCK OWNERSHIP

The Compensation Committee of the Board of Directors has approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. (See page 15 for a discussion of executive officers’ stock ownership guidelines.)

In July 2004, the Board of Directors established stock ownership guidelines for Non-Employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, Non-Employee Directors are expected to own, by the end of a five-year period, AMETEK shares having a value equal to at least five times their annual retainer. Each Non-Employee Director has exceeded his or her required AMETEK stock ownership level of five times his or her annual retainer.

The following table shows the number of shares of AMETEK Common Stock the officers and Directors beneficially owned as of February 7, 2005.

	Amount of Shares and
	Nature of Ownership (1)
		Shared Voting
	Sole Voting and/or	and/or Investment	Right to			Percent
	Investment Power	Power	Acquire	SERP		of
Name	(2)	(3)	(4)	(5)	Total	Class
R. W. Chlebek, Officer	24,678	—	—	14,002	38,680	*
L. G. Cole, Director	31,250	—	—	—	31,250	*
H. N. Friedlaender, Director	77,250	20,000	—	—	97,250	*
S. S. Gordon, Director	81,250	—	—	—	81,250	*
F. S. Hermance, Director and Officer	303,592	80,000	520,000	71,583	975,175	1.4%
C. D. Klein, Director (6)	100,050	44,666	—	—	144,716	*
J. R. Malone, Director	41,250	—	—	—	41,250	*
J. J. Molinelli, Officer	154,913	—	262,952	26,950	444,815	*
A. J. Neupaver, Officer	82,118	—	155,000	25,947	263,065	*
D. P. Steinmann, Director (7)	62,650	164,588	—	—	227,238	*
E. R. Varet, Director (8)	76,250	615,174	—	—	691,424	1.0%
D. A. Zapico, Officer	42,162	—	35,000	4,031	81,193	*
Directors and Executive Officers as a Group (14 persons) including individuals named above	1,146,617	809,556	1,064,702	146,694	3,167,569	4.6%

*	Represents less than 1% of the outstanding shares of Common Stock of AMETEK.

(1)	Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Shares held in the individual’s name, individually or with others, or in the name of a bank, broker or nominee for the individual’s account, where the officer or Director has sole voting and/or investment power.

(3)	Other shares where the officer or Director has shared voting and/or investment power.

(4)	Shares the officer has a right to acquire through stock option exercises within 60 days of February 7, 2005.

(5)	Shares deemed held for the account of the individual under the Supplemental Executive Retirement Plan (described in more detail on page 21).

(6)	Includes 4,000 shares owned by Mr. Klein’s adult children either through a trust or a custodial relationship for which Mr. Klein’s wife is the trustee and/or custodian and as to which Mr. Klein disclaims any beneficial ownership. Mr. Klein has shared voting and investment power with respect to 44,666 shares, as to 40,666 shares of which such power is shared with Mr. Steinmann and others.

(7)	Includes 14,848 shares of which 10,400 shares are owned by Mr. Steinmann’s wife and 4,448 shares are owned by Mr. Steinmann’s adult children and as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 164,588 shares, as to 74,206 shares of which such power is shared with Ms. Varet and others, and as to 40,666 shares of which such power is shared with Mr. Klein and others.

(8)	Includes 23,600 shares of which 20,000 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary and 3,600 shares are owned by Ms. Varet’s adult children and as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 615,174 shares, as to 74,206 shares of which such power is shared with Mr. Steinmann and others.

OTHER BENEFICIAL OWNERSHIP

The following table shows the only entities known to AMETEK to be beneficial owners of more than five percent of the outstanding shares of AMETEK as of March 11, 2005.

Name and Address of	Nature of Beneficial
Beneficial Owner	Ownership	Amount of Shares	Percent of Class

Gabelli Funds LLC One Corporate Center Rye, NY 10580-1434	Sole voting and dispositive power (1)	1,000,000

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1434	Sole voting power for 4,001,902 shares, and sole dispositive power (1)	4,192,502

	TOTAL	5,192,502	7.6%

Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	Sole voting power for 548,632 shares and sole dispositive power for 3,929,148 shares (2)	3,954,023	5.8%

(1)	Based on Schedule 13(F-HR) filed on February 11, 2005.

(2)	Based on Schedule 13(G) filed on February 3, 2005.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires AMETEK’s Directors and officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of AMETEK’s Common Stock. Copies of all such Section 16(a) reports are required to be furnished to AMETEK. These filing requirements also apply to holders of more than 10% of AMETEK’s Common Stock; to AMETEK’s knowledge, there currently are no holders under Section 16(a) of more than 10% of AMETEK’s Common Stock. To AMETEK’s knowledge, based solely on a review of the copies of Section 16(a) reports furnished to AMETEK and written representations that no other reports were required, during the fiscal year ended December 31, 2004, AMETEK’s officers and Directors were in compliance with all Section 16(a) filing requirements.

STOCK PERFORMANCE GRAPH

The following graph and accompanying table compare the cumulative total shareholder return for AMETEK, Inc. for the five years ended December 31, 2004 with the total returns for the same period for the Russell 1000 Index and the Dow Jones U.S. Electrical Components and Equipment Group (“DJEE”). The performance graph and table assume an initial investment of $100 invested on December 31, 1999, and the reinvestment of all dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
AMETEK, Inc.	$100.00	$137.73	$170.74	$207.45	$261.69	$390.14
RUSSELL 1000 *	100.00	92.21	80.73	63.25	82.16	91.53
DJEE *	100.00	67.49	47.63	28.41	46.71	43.32

*	Includes AMETEK.

OTHER BUSINESS

AMETEK is not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the Proxy Committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors

Kathryn E. Londra
Corporate Secretary

Dated: March 18, 2005

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless contrary instructions have been received. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder residing at such an address wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 59 Maiden Lane, New York, NY 10038. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.

ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS
AND ANNUAL REPORTS

To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail. Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year they will receive an e-mail explaining how to access the Annual Report and Proxy Statement online as well as how to vote their shares online. They may suspend electronic distribution at any time by contacting American Stock Transfer & Trust Company.

AMETEK, Inc.

ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

(Appendix A to Proxy Statement)

AMETEK, INC.

SELECTED FINANCIAL DATA

	2004	2003	2002	2001	2000

	(Dollars and shares in millions, except per share amounts)
Consolidated Operating Results (Years Ended December 31)
Net sales	$1,232.3	$1,091.6	$1,040.5	$1,019.3	$1,024.7
Operating income(1)(2)	$196.2	$156.8	$148.7	$109.6	$135.9
Interest expense	$(28.3)	$(26.0)	$(25.2)	$(27.9)	$(29.2)
Net income(1)(2)	$112.7	$87.8	$83.7	$66.1	$68.5
Earnings per share:(1)(2)
Basic	$1.66	$1.32	$1.27	$1.01	$1.07
Diluted	$1.63	$1.30	$1.24	$0.99	$1.05
Dividends declared and paid per share	$0.24	$0.12	$0.12	$0.12	$0.12
Weighted average common shares outstanding:
Basic	67.8	66.3	65.8	65.7	64.3
Diluted	69.3	67.6	67.3	66.9	65.1
Performance Measures and Other Data
Operating income — Return on sales	15.9%	14.4%	14.3%	10.7%	13.3%
— Return on average total assets	14.9%	14.0%	14.4%	11.6%	16.7%
Net income — Return on average total capital	10.9%	10.0%	10.4%	8.9%	11.5%
— Return on average stockholders’ equity	19.0%	18.5%	22.2%	21.5%	27.6%
EBITDA(3)	$233.4	$191.1	$180.4	$157.8	$177.6
Ratio of EBITDA to interest expense(3)	8.2x	7.4x	7.2x	5.7x	6.1x
Depreciation and amortization	$39.9	$35.5	$33.0	$46.5	$43.3
Capital expenditures	$21.0	$21.3	$17.4	$29.4	$29.6
Cash provided by operating activities(4)	$161.3	$154.9	$103.7	$101.1	$78.7
Free cash flow(4)	$140.3	$133.6	$86.3	$71.7	$49.1
Ratio of earnings to fixed charges	6.2x	5.5x	5.3x	3.7x	4.3x
Consolidated Financial Position (at December 31)
Current assets	$461.9	$378.6	$350.6	$379.3	$303.1
Current liabilities	$272.8	$289.2	$261.4	$336.2	$297.7
Property, plant, and equipment	$207.5	$213.6	$204.3	$214.5	$214.0
Total assets	$1,420.4	$1,217.1	$1,030.0	$1,039.5	$859.0
Long-term debt	$400.2	$317.7	$279.6	$303.4	$233.6
Total debt(5)	$450.1	$424.4	$390.1	$470.8	$361.2
Stockholders’ equity	$659.6	$529.1	$420.2	$335.1	$280.8
Stockholders’ equity per share	$9.60	$7.90	$6.35	$5.11	$4.33
Total debt as a percentage of capitalization(5)	40.6%	44.5%	48.1%	58.4%	56.3%

See notes to Selected Financial Data on page A-3.

Notes to Selected Financial Data

(1)	Amounts in 2001 included unusual pretax charges totaling $23.3 million, $15.3 million after tax ($0.23 per diluted share). The charges were for employee reductions, facility closures and asset writedowns. The year 2001 also included a tax benefit and related interest income of $10.5 million after tax ($0.16 per diluted share) resulting from the closure of a number of tax years.

(2)	Amounts in 2001 and 2000 include the amortization of goodwill. Beginning in 2002, the Company accounted for goodwill under Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets”, which no longer permits the amortization of goodwill and indefinite-lived intangible assets. Had the Company not amortized goodwill, net income and diluted earnings per share would have been higher by $10.2 million ($0.15 per diluted share) and $9.2 million ($0.14 per diluted share) in 2001 and 2000, respectively.

(3)	EBITDA represents income before income taxes, interest, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The table below presents the reconciliation of net income reported in accordance with U.S. GAAP to EBITDA.

	For the Year Ended December 31,

	2004	2003	2002	2001	2000

	(In millions)
Net income	$112.7	$87.8	$83.7	$66.1	$68.5

Add (deduct):
Interest expense	28.3	26.0	25.2	27.9	29.2
Interest income	(0.6)	(0.5)	(0.7)	(1.0)	(1.0)
Income taxes	53.1	42.3	39.2	18.3	37.6
Depreciation	36.8	34.2	32.5	33.2	32.1
Amortization	3.1	1.3	0.5	13.3	11.2

Total adjustments	120.7	103.3	96.7	91.7	109.1

EBITDA	$233.4	$191.1	$180.4	$157.8	$177.6

(4)	Free cash flow represents cash flow from operating activities, before the effects of an accounts receivable securitization program, less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 3 above). The table below presents the reconciliation of operating cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow.

	For the Year Ended December 31,

	2004	2003	2002	2001	2000

	(In millions)
Cash provided by operating activities	$161.3	$154.9	$103.7	$56.1	$79.7
Add(deduct): Receivable securitization transactions	—	—	—	45.0	(1.0)

Total cash from operating activities (before receivable securitization transactions)	161.3	154.9	103.7	101.1	78.7
Deduct: Capital expenditures	(21.0)	(21.3)	(17.4)	(29.4)	(29.6)

Free cash flow	$140.3	$133.6	$86.3	$71.7	$49.1

(5)	At December 31, 2004, 2003, 2002 and 2001, debt includes borrowings under the accounts receivable securitization program, referred to in note 4 above. At December 31, 2000, such amount was excluded from the balance sheet. Had this amount been included in the balance sheet, total debt and total debt as a percentage of capitalization would have been $406.2 million and 59.1%, respectively, at December 31, 2000.

AMETEK, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

      This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” anticipates,” “may,” “expect,” “intend,” “estimate,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. In this report, we disclose important factors that could cause actual results to differ materially from management’s expectations. For more information on these and other factors, see “Forward-Looking Information” on pages A-15 and A-16.

      The following discussion and analysis of the Company’s results of operations and financial condition (“MD&A”) should be read in conjunction with “Selected Financial Data” and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix.

Business Overview

      As a multinational business, AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s strategic geographic and industry diversity, and its mix of products and services, have helped to limit the potential adverse impact of any unfavorable developments in any one industry or the economy of any single country on its consolidated operating results. In 2004, the Company continued to experience improved market conditions in most of its businesses. The improving economy, strong internal growth and acquisitions combined with successful operational excellence initiatives enabled the Company to post another year of record sales, operating income, net income, and diluted earnings per share in 2004. In addition to achieving its financial objectives, the Company also continued to make progress on its strategic initiatives under AMETEK’s four growth strategies: Operational Excellence, Strategic Acquisitions and Alliances, Global and Market Expansion and New Products. Highlights of 2004 were:

•	In January 2004, the Company’s Board of Directors approved a two-for-one split of its common stock, effective February 27, 2004. The stock split has broadened the stock’s marketability and improved its trading liquidity. All share and per share information in this report reflects the two-for-one stock split.

•	As a result of increases in sales, profitability and cash flows over the last several years, the Company’s Board of Directors approved a 100% increase in its quarterly dividend payable to shareholders effective with the first quarter 2004 dividend.

•	Starting in 2004, the Company adopted a change in its long-term incentive compensation program. The value of awards under its long-term incentive compensation for officers and other senior managers is now composed of approximately 50% restricted stock and 50% stock options, rather than primarily stock options as it had been previously.

•	In February 2004, the Company extended the expiration date of its $300 million Revolving Credit Facility from September 2006 to February 2009. Extension of the term of the Credit Facility provides the Company with increased flexibility to support the Company’s growth plans, including its acquisition strategy. Also in 2004, the Company borrowed 40 million British pounds ($76.7 million) under a twelve-year term loan to finance the acquisition of Taylor Hobson in June 2004.

•	Sales were $1.2 billion, an increase of 12.9% from 2003 on solid internal growth in each of the Company’s business segments, the Electronic Instruments Group (EIG) and the Electromechancial Group (EMG), and contributions from the two acquisitions completed during the year:

•	In June 2004, the Company acquired Taylor Hobson Holdings Limited (Taylor Hobson), significantly expanding its measurement capabilities into ultraprecise applications.

•	In July 2004, the Company acquired the assets of Hughes-Treitler Mfg. Corp. (Hughes-Treitler), increasing its thermal management product offering to the military and commercial aerospace markets.

•	As the Company grows globally, it continues to achieve an increasing level of international sales. With this increase in international sales comes more exposure to foreign currency fluctuation. In 2004, foreign currency translation had a positive impact on sales, primarily as a result of the continued

strength of the British pound and the euro in relation to the U.S. dollar. Foreign currency translation had an insignificant impact on earnings in 2004. International sales, including U.S. export sales, represented 43.5% of consolidated sales in 2004, compared with 39.9% of sales in 2003.

•	Improved product mix and its low cost strategy, along with the ongoing transition of a portion of the Company’s motor and instrument production to low-cost manufacturing facilities in Mexico, China and the Czech Republic, continue to benefit the Company. These operational excellence initiatives, among others, contributed to an improvement in total segment operating margins, which improved to 17.9% of sales in 2004, from 16.4% of sales in 2003.

•	Higher earnings resulted in cash flow from operating activities that totaled $161.3 million, a 4.1% increase from 2003. The improved operating cash flow enhanced the Company’s ability to make acquisitions with a minimal impact on debt levels. At year-end 2004, the debt-to-capital ratio was 40.6%, an improvement from 44.5% at the end of 2003.

•	The Company continued its emphasis on investment in research, development and engineering, spending $66.0 million in 2004 before customer reimbursement of $6.2 million, an increase of 17.6% over 2003. 2004 sales from products introduced in the last three years increased 50.8% over 2003 to $174.6 million.

Results of Operations

      The following table sets forth net sales and income of the Company by business segment and on a consolidated basis for the years ended December 31, 2004, 2003, and 2002:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Net Sales:
Electronic Instruments	$667,418	$561,879	$539,448
Electromechanical	564,900	529,743	501,094

Total net sales	$1,232,318	$1,091,622	$1,040,542

Income:
Segment operating income(1):
Electronic Instruments	$126,372	$94,976	$87,485
Electromechanical	94,250	84,151	80,225

Total segment operating income	220,622	179,127	167,710
Corporate administrative and other expenses	(24,388)	(22,366)	(19,023)

Consolidated operating income	196,234	156,761	148,687
Interest and other expenses, net	(30,455)	(26,674)	(25,789)

Consolidated income before income taxes	$165,779	$130,087	$122,898

(1)	Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

Year Ended December 31, 2004, Compared with Year Ended December 31, 2003

     Results of Operations

      In 2004, the Company posted record sales, operating income, net income, and diluted earnings per share. The Company achieved these results from an improving economy, internal growth in both its Electronics Instruments (EIG) and Electromechanical (EMG) groups, acquisitions and cost reduction programs. The Company experienced improved market conditions in most of its businesses in 2004. Sales and orders continued to benefit from the broad-based economic improvement impacting the Company’s short-cycle businesses as well as improvement in its long-cycle aerospace business. The Company’s cost-driven floor care and specialty motors businesses were mainly flat in 2004. The Company expects the economic rebound to continue benefiting both its short-cycle and long-cycle businesses in 2005.

      The Company reported sales for 2004 of $1,232.3 million, an increase of $140.7 million or 12.9% from sales of $1,091.6 million in 2003. Net sales for the Electronic Instruments Group (EIG) were $667.4 million in 2004, an increase of 18.8% from sales of $561.9 million in 2003. The 2004 sales increase for EIG was driven by the acquisitions of Taylor Hobson in June 2004 and Chandler Instruments in August 2003. Strength in the high-end analytical instruments business, the heavy-vehicle instruments business, and the aerospace and power businesses also contributed to the increase. Net sales for the Electromechanical Group (EMG) were $564.9 million in 2004, an increase of 6.6% from sales of $529.7 million in 2003 primarily driven by strength in its differentiated businesses and the acquisition of Hughes-Treitler in July 2004. The Group’s cost-driven floor care and specialty motors businesses were mainly flat in 2004. Strengthening foreign currencies also contributed $22.5 million to the overall sales increase, primarily from the British pound and the euro. The noted acquisitions increased 2004 sales by $53.6 million or 4.3%.

      Total international sales for 2004 increased to $536.5 million or 43.5% of consolidated sales, an increase of $100.8 million when compared with $435.7 million or 39.9% of sales in 2003. The increase in international sales primarily resulted from the acquisitions previously mentioned as well as increased international sales from base businesses. Export shipments from the United States, which are included in total international sales, were $232.0 million in 2004, an increase of 15.5% compared with $200.8 million in 2003.

      New orders for 2004 were $1,287.0 million, compared with $1,136.9 million for 2003, an increase of $150.1 million or 13.2%. The order backlog at December 31, 2004 was $340.9 million, compared with $286.2 million at December 31, 2003, an increase of $54.7 million or 19.1%. The increase in orders and backlog was due mainly to the two acquisitions completed in 2004 along with increased order levels primarily in the Company’s differentiated businesses.

      Segment operating income was $220.6 million for 2004, an increase of 23.2%, compared with segment operating income of $179.1 million for 2003. Segment operating margins in 2004 were 17.9% of sales, an increase from 16.4% of sales in 2003. The increase in segment operating income resulted from the profit contributions of the acquisitions, strength in the differentiated businesses of each Group, slightly higher profits by the cost-driven floor care and specialty motors businesses, and the benefits from the Company’s ongoing cost reduction programs. Segment operating income for 2004 also includes a $5.3 million pre-tax gain from the settlement of a flood insurance claim involving a manufacturing plant, and lower pension expense. The lower pension expense was substantially offset by higher employee-related expenses. The cost reduction initiatives are part of the Company’s successful operational excellence strategy and include the continued migration of production to low-cost locales in Mexico, China and the Czech Republic and the aggressive lowering of the Company’s overall cost structure.

      Selling, general, and administrative (SG&A) expenses were $135.5 million in 2004, compared with $115.2 million in 2003, an increase of $20.3 million or 17.6%. As a percentage of sales, SG&A expenses were 11.0% in 2004, compared with 10.6% in 2003. Selling expenses, as a percentage of sales, increased to 9.1% in 2004, compared to 8.5% in 2003. The selling expense increase, and the corresponding increase as a percentage of sales, was due primarily to the acquired businesses. The acquisitions added 1.2% to selling expense in 2004 as a percentage of sales. The Company’s acquisition strategy generally is to acquire differentiated businesses, which because of their distribution channels and higher marketing costs tend to have higher selling expenses. Selling expense as a percentage of sales by base businesses was lower when compared with the prior year, and reflects the Company’s focus on cost reduction initiatives as a part of its operational excellence strategy.

      Corporate administrative expenses were $24.4 million in 2004, an increase of $2.0 million or 9.0%, when compared with 2003. As a percentage of sales, corporate administrative expenses were 2.0% in 2004, which is unchanged from 2003. The increase in 2004 corporate expenses was primarily the result of higher legal, professional and consulting fees as well as higher overall compensation expenses. The higher professional and consulting fees are primarily the result of the Company’s Sarbanes-Oxley compliance initiatives associated with reporting on the Company’s internal controls for 2004. Corporate administrative expenses in 2003 included a $2.1 million one-time, noncash expense, from the accelerated cost recognition due to the vesting of a restricted stock grant.

      After deducting corporate administrative expenses, consolidated operating income was $196.2 million, an increase of $39.4 million or 25.2% when compared with $156.8 million in 2003. This represents an operating margin of 15.9% of sales for 2004 compared with 14.4% of sales in 2003.

      Interest expense was $28.3 million in 2004, an increase of 8.9% compared with $26.0 million in 2003. The increase was due to higher average interest rates on British pound borrowings incurred in connection with acquisitions in the United Kingdom in 2004 and 2003. Other expenses increased $1.5 million to $2.1 million in 2004 as a result of increases in non-operating expenses, including bank fees and expenses associated with acquisitions not consummated.

      The effective tax rate for 2004 was 32.0% compared with 32.5% in 2003. The tax rate in 2004 reflects higher tax benefits in connection with U.S. export sales. The 2003 tax rate reflects the nondeductibility of the noncash expense from the acceleration of restricted stock expense, mentioned earlier. While the Company is still evaluating the potential future effects of the American Jobs Creation Act of 2004, it expects any impact to be insignificant.

      Net income for 2004 was $112.7 million, an increase of $24.9 million, or 28.4%, from $87.8 million in 2003. Diluted earnings per share rose 25.4% to $1.63 per share, an increase of $0.33, when compared with $1.30 per diluted share in 2003.

     Operating Segment Results

      Electronic Instruments Group (EIG) sales were $667.4 million in 2004, an increase of 18.8% from 2003 sales of $561.9 million. The sales increase was primarily from the 2004 Taylor Hobson acquisition and the 2003 Chandler Instruments acquisition, internal sales growth from strength in the Group’s high-end analytical instrumentation, heavy-vehicle, and aerospace businesses as well as a favorable foreign currency translation impact of $7.4 million. The acquisitions increased 2004 group sales by $62.5 million or 9.4%.

      EIG’s operating income for 2004 increased to $126.4 million from $95.0 million in 2003, an increase of $31.4 million, or 33.1%. The increase was primarily driven by the recent acquisitions, and the contributions from internal growth previously mentioned, as well as the benefits from ongoing cost reduction initiatives. As part of these cost reduction initiatives, in the third quarter of 2004, the Group incurred $2.4 million of charges related to a product line relocation and the settlement of two union contracts. Additionally, the Group experienced higher employee compensation and workers’ compensation insurance expense in 2004. Operating income for EIG for 2004 also included a $5.3 million pre-tax gain from the insurance settlement of a previously disclosed flood claim at one of the Group’s manufacturing plants. The flood gain results from the finalization of the Company’s claim for damage to the building, its contents, and the operating assets affected by the flood as well as settlement of business interruption and other expenses. As a result of the flood, the Company has ceased operations at this site. Operating margins of EIG improved to 18.9% of sales for 2004 compared with operating margins of 16.9% of sales in 2003.

      Electromechanical Group (EMG) sales for 2004 were $564.9 million, an increase of $35.2 million or 6.6%, compared with sales of $529.7 million in 2003. The sales increase was a result of the Hughes-Treitler acquisition and $15.1 million of favorable foreign currency translation effects as well as strength in the Group’s differentiated businesses. The Group’s cost-driven floor care and specialty motors businesses were mainly flat in 2004. However, toward the end of 2004, the Company began to see some stabilization in these markets. The Hughes-Treitler acquisition increased 2004 group sales by $14.9 million or 2.6%.

      EMG’s operating income for 2004 increased to $94.3 million from $84.2 million in 2003, an increase of $10.1 million or 12.0%. The higher profit was the result of the Hughes-Treitler acquisition, strength in the Group’s differentiated businesses, slightly higher profits by the floor care and specialty motors businesses, and the benefits of ongoing cost reduction programs. In the fourth quarter of 2004, the group incurred $2.5 million of expense related to severance and the acceleration of depreciation expense associated with the planned movement of production to low-cost manufacturing locales. Additionally, the Group experienced higher employee compensation and workers’ compensation insurance expense in 2004. The Group’s operating margins for 2004 improved to 16.7% of sales compared with operating margins of 15.9% of sales in 2003.

Year Ended December 31, 2003, Compared with Year Ended December 31, 2002

     Results of Operations

      In 2003, the Company posted record sales, operating income, net income, and diluted earnings per share, despite the difficult economic environment within the manufacturing sector. These records were achieved through contributions from the 2003 acquisitions, as well as higher sales due to strengthening foreign currencies. Margins benefited from the acquisitions, as well as from continued cost reduction initiatives in base businesses.

      The Company reported sales in 2003 of $1,091.6 million, an increase of $51.1 million or 4.9% from sales of $1,040.5 million in 2002. Strengthening foreign currencies contributed $23.9 million to the sales increase. The economic slowdown that affected the manufacturing sector impacted many of the Company’s businesses. Net sales for the Electronic Instruments Group (EIG) were $561.9 million in 2003, an increase of 4.2% from sales of $539.4 million in 2002. The 2003 sales increase for EIG was due mainly to the first quarter 2003 acquisition of Solidstate Controls, Inc. (SCI) and the third quarter 2003 acquisition of Chandler Instruments Company, LLC (Chandler), as well as strength in the high-end analytical instruments business, partially offset by continued weakness in the aerospace and power businesses. Net sales for the Electromechanical Group (EMG) were $529.7 million in 2003, an increase of 5.7% from sales of $501.1 million in 2002 primarily driven by the first quarter 2003 acquisition of Airtechnology Holdings Limited (Airtechnology). The EMG sales increase was partially offset by a decline in sales within the Group’s floor care and specialty motors businesses.

      Total international sales were $435.7 million in 2003 and represented 39.9% of consolidated net sales, compared with $353.4 million or 34.0% of sales in 2002. International sales increased 23.3% in 2003, primarily due to the 2003 acquisitions. Export shipments from the United States in 2003 were $200.8 million, an increase of 4.6% compared with $192.0 million in 2002.

      New orders in 2003 were $1,136.9 million, compared with $1,004.8 million in 2002, an increase of $132.1 million or 13.1%. The order backlog at December 31, 2003 was $286.2 million, compared with $240.9 million at December 31, 2002, an increase of $45.3 million or 18.8%. The increase in orders and backlog was due mainly to the three acquisitions completed in 2003. The Company experienced order declines in its floor care and specialty motors businesses.

      Segment operating income was $179.1 million in 2003, an increase of 6.8%, compared with segment operating income of $167.7 million in 2002. Segment operating margins in 2003 were 16.4% of sales, an increase from 16.1% of sales in 2002. The increase in segment operating income resulted from the profit contributions generated by the 2003 acquisitions, as well as the Company’s successful operational excellence strategy. This strategy includes the continued migration of production to low-cost locales in Mexico, China and the Czech Republic and the aggressive lowering of the Company’s overall cost structure. Partially offsetting the increase in segment operating income was the impact of lower sales by the Company’s aerospace, power instruments, floor care and specialty motors businesses. An $11.4 million increase in pension costs, general business insurance and employee benefit costs, net of benefits from certain insurance programs in 2003, also lowered segment operating income.

      Selling, general, and administrative (SG&A) expenses were $115.2 million in 2003, compared with $104.8 million in 2002, an increase of $10.4 million or 9.9%. As a percentage of net sales, SG&A expenses were 10.6% in 2003, compared to 10.1% in 2002. The selling expense component, as a percentage of sales, increased to 8.5% in 2003, compared to 8.3% in 2002. Lower selling expenses of the Company’s base businesses were more than offset by selling expense of the businesses acquired in 2003. The businesses acquired in 2003 were differentiated businesses, which because of their technology and higher marketing costs incur a higher percentage of selling expenses than the Company’s base businesses. The decrease in selling expense by base businesses reflects the Company’s continual focus on cost reduction initiatives as a part of its operational excellence strategy.

      Corporate administrative expenses were $22.4 million or 2.0% of sales in 2003, an increase of $3.3 million or 17.6%, when compared with 2002. The increase was primarily the result of a one-time, noncash expense, in the third quarter of 2003, from the accelerated cost recognition due to the vesting of a restricted stock grant. Higher net business insurance and health insurance costs, as well as higher pension costs in 2003, also contributed to the increase.

      Consolidated operating income totaled $156.8 million or 14.4% of sales in 2003, compared to $148.7 million, or 14.3% of sales in 2002, an increase of $8.1 million or 5.4%.

      Interest expense was $26.0 million in 2003, an increase of 3.3% compared with $25.2 million in 2002. The increase was due to higher average debt levels to fund the 2003 acquisitions, partially offset by lower interest rates.

      The effective tax rate in 2003 was 32.5% compared with 31.9% in 2002. The higher tax rate in 2003 was primarily due to the nondeductibility of the expense recognized in connection with the vesting of the restricted stock grant mentioned above.

      Net income in 2003 was $87.8 million, an increase of 4.9% from $83.7 million in 2002. Diluted earnings per share on a post-stock split basis was $1.30, an increase of $0.06, when compared with $1.24 per diluted share in 2002.

Operating Segment Results

      Electronic Instruments Group (EIG) sales were $561.9 million in 2003, an increase of 4.2% from 2002 sales of $539.4 million. The sales increase was primarily from the 2003 Solidstate Controls, Inc. (SCI) and Chandler acquisitions, as well as strength in the Group’s high-end analytical businesses. A favorable foreign currency translation impact of $6.8 million also benefited the sales of this Group. Conditions remained weak in many of EIG’s markets, especially in the aerospace and power instruments markets. EIG’s base business sales were 4.7% lower, including the favorable foreign currency impacts, when compared with 2002.

      EIG’s operating income in 2003 increased to $95.0 million from $87.5 million in 2002, an increase of $7.5 million, or 8.6%. The increase was primarily driven by the SCI and Chandler acquisitions, partially offset by a net increase of $8.1 million in pension costs and insurance expenses, as well as lower aerospace and power instruments operating income due to their lower sales. The Group’s operating margins in 2003 improved to 16.9% compared with margins of 16.2% in 2002. The higher margins in 2003 were due to the acquired businesses and the favorable effects of cost reduction initiatives.

      In September 2003, the Group’s Haveg business unit experienced a flood at its manufacturing facility in Wilmington, Delaware. This event did not have a significant impact on the Company’s results of operations in 2003.

      Electromechanical Group (EMG) sales in 2003 were $529.7 million, an increase of $28.6 million or 5.7%, compared with sales of $501.1 million in 2002. The sales increase was a result of the Airtechnology acquisition and $17.1 million of favorable foreign currency translation effects, partially offset by a decline in the floor care and specialty motors businesses. EMG’s sales by base businesses were 3.5% lower, including the favorable foreign currency impacts, when compared with 2002.

      EMG’s operating income in 2003 increased to $84.2 million from $80.2 million in 2002, an increase of $4.0 million or 4.9%. The increase was a result of the Airtechnology acquisition, partially offset by lower sales by the Group’s base businesses and higher benefit costs. The Group’s operating margins in 2003 were unchanged at 15.9%.

Liquidity and Capital Resources

      Cash provided by operating activities totaled $161.3 million for 2004, compared with $154.9 million in 2003, an increase of $6.4 million, or 4.1%. The increase in operating cash flow was primarily the result of higher earnings, partially offset by higher overall operating working capital requirements mainly driven by the growth of the Company’s business to meet the increased sales levels. In 2004, the Company received $10.1 million in gross operating cash proceeds, directly related to a previously mentioned flood loss. The insurance proceeds were from the settlement of the flood insurance claim involving one of the Company’s manufacturing facilities. Also in 2004, the Company made contributions to its defined benefit pension plans which totaled $6.1 million. The strong operating cash flow during 2004 allowed the Company to make two acquisitions in 2004 (see further discussion below) with limited borrowings under the Company’s debt agreements. Free cash flow (operating cash flow less capital spending) was $140.3 million in 2004, compared with $133.6 million in 2003, an increase of 5.0%. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $233.4 million in 2004, compared with $191.1 million in 2003, a 22.1% improvement. Free cash flow and EBITDA are presented because the Company is aware that they are measures that are used by third parties in evaluating the Company. (See table on page A-3 for a reconciliation of comparable GAAP measures to non-GAAP measures).

      Cash used for investing activities was $154.5 million for 2004, compared with $181.0 million for 2003. The Company’s acquisitions of Taylor Hobson in June 2004 and Hughes-Treitler in July 2004 used $143.5 million of cash. In 2003, the Company acquired Airtechnology Holdings Limited, Solidstate Controls, Inc. and Chandler Instruments for $163.9 million in cash. Additions to property, plant and equipment totaled $21.0 million in 2004, compared with $21.3 million in 2003. Gross proceeds from the flood insurance claim discussed above related to property, plant and equipment totaled $9.6 million in 2004.

      Cash provided by financing activities totaled $15.5 million in 2004, compared with cash provided of $26.9 million in 2003. The net increase in 2004 came from net borrowings of $15.5 million, compared with net borrowings of $24.0 million in 2003. Long-term borrowings had a net increase of $71.1 million and includes a 40 million British pound ($76.7 million) twelve-year term loan to finance the acquisition of Taylor Hobson. The British pound loan provides a natural hedge of the Company’s investment in Taylor Hobson, which is based in the United Kingdom. The Company had available borrowing capacity of $271.5 million under its $300 million revolving bank credit facility, and $37.0 million under its $75.0 million accounts receivable securitization agreement at December 31, 2004. The revolving bank credit facility was amended on February 25, 2004 to extend its expiration date from September 2006 to February 2009. Extension of the credit facility provides the Company with increased flexibility to support its growth plans.

      At December 31, 2004, total debt outstanding was $450.1 million compared with $424.4 million at December 31, 2003. The debt-to-capital ratio improved to 40.6%, from 44.5% at December 31, 2003. The Company’s debt agreements contain various covenants including limitations on indebtedness, dividend payments and maintenance of certain financial ratios. At December 31, 2004 and 2003, the Company was well within the allowable limits of the financial ratios.

      In January 2004, the Company’s Board of Directors approved a 100% increase in its quarterly cash dividend effective with the March 2004 dividend payment. Cash dividends paid in 2004 were $16.3 million, compared to $8.1 million in 2003.

      There were no repurchases of the Company’s common stock in 2004. In 2003, the Company purchased 380,000 shares of its common stock for $5.8 million. As of December 31, 2004, $52.4 million was available, under the current Board authorization for future share repurchases.

      The following table summarizes AMETEK’s contractual cash obligations at December 31, 2004 and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years.

	Payments Due

		Less	One to	Four to	After
		Than	Three	Five	Five
	Total	One Year	Years	Years	Years

	(In million)
Debt:
5.96%, 5.99% and 7.2% Senior Notes(a) (principal and interest)	$397.7	$—	$—	$225.0	$172.7
Other indebtedness(b)	52.4	49.9	0.6	0.6	1.3

Total debt	450.1	49.9	0.6	225.6	174.0
Noncancelable operating leases	53.7	9.0	12.7	7.8	24.2
Purchase obligations(c)	75.5	71.6	3.8	0.1	—
Employee severance and other	11.8	9.5	2.3	—	—

Total	$591.1	$140.0	$19.4	$233.5	$198.2

(a)	The 5.96% Senior Note is a seven-year 50 million British pound loan, which is subject to foreign currency fluctuation. The loan was obtained in conjunction with the Company’s investment in Airtechnology, a United Kingdom-based business, which was acquired in January 2003. The 5.99% Senior Note is a twelve-year 40 million British pound loan, which is subject to foreign currency fluctuation. The loan was obtained in conjunction with the Company’s purchase of Taylor Hobson, a United Kingdom-based business, which was acquired in June 2004.

(b)	Amount includes $38.0 million under the accounts receivable securitization program, which is classified as short-term borrowings at December 31, 2004.

(c)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

     Other Commitments

      The Company has standby letters of credit and surety bonds of approximately $33.5 million related to performance and payment guarantees. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

      Although it has not done so in recent years, the Company may, from time to time, redeem, tender for, or repurchase its long-term debt in the open market or in privately negotiated transactions depending upon availability, market conditions and other factors.

      As a result of all of the Company’s cash flow activities in 2004, cash and cash equivalents increased to $37.6 million at December 31, 2004, compared with $14.3 million at December 31, 2003. The Company believes it has sufficient cash-generating capabilities from domestic and unrestricted foreign sources, and available financing alternatives to enable it to meet its operating needs and contractual commitments.

Transactions with Related Parties

      A member of the Company’s Board of Directors is also a member of the law firm of Stroock & Stroock & Lavan LLP, with which the Company has a business relationship. In 2004, Stroock & Stroock & Lavan LLP billed fees to the Company in the aggregate for services rendered of $538,000.

Critical Accounting Policies

      The Company has identified its most critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations, and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to management’s discussion and analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions, or assessments whereby materially different results of operations and financial condition could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 of “Notes to Consolidated Financial Statements,” included elsewhere in this report.

•	Revenue Recognition. The Company recognizes revenues in accordance with invoice terms, generally when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience. At December 31, 2004, 2003 and 2002, the accrual for future warranty obligations was $7.3 million, $6.9 million and $6.4 million, respectively. The Company’s expense for warranty obligations approximated $5.0 million in each of the last three years. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns, allowances and warranty amounts are higher than past experience, additional warranty accruals may be required.

•	Inventories. The Company uses the last-in, first-out (LIFO) method of accounting for more than half of its inventories, whereby inventories reported on its balance sheet are conservatively valued. If the Company had used the first-in, first-out (FIFO) method of inventory valuation, which approximates current replacement cost, inventories would have been approximately $28.8 million and $26.8 million higher than the amount reported in the balance sheet at December 31, 2004 and 2003, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties, and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

•	Goodwill. The Company accounts for goodwill under Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”. Under SFAS No. 142, goodwill is not amortized; rather, it is tested for impairment at least annually. As required by SFAS No. 142, the Company ceased amortization of all goodwill as of January 1, 2002.

SFAS No. 142 requires a two-step impairment test for goodwill. The first step is to compare the carrying amount of the reporting unit’s assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record such impairment losses. The determination of the fair value of the Company’s reporting units is based, among other things, on estimates of future operating performance of the reporting unit being valued. Changes in interest rates and market conditions, among other factors, may have an impact on these estimates. The Company’s acquisitions have generally included a large goodwill component and the Company expects to continue to make acquisitions. At December 31, 2004, goodwill totaled $601.0 million or 42.3% of the Company’s total assets. The Company performed its required annual impairment test in the fourth quarter of 2004 and determined that the Company’s goodwill was not impaired. There can be no assurance that goodwill impairment will not occur in the future.

•	Pensions

        U.S. Defined Benefit Plans

The Company has defined benefit and defined contribution pension plans. AMETEK accounts for its defined benefit pension plans in accordance with SFAS No. 87, “Employers’ Accounting for

Pensions”, which requires that amounts recognized in the financial statements be determined on an actuarial basis. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the year-end valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate, the Company looks to rates of return on high-quality, fixed-income investments. The discount rate used in determining the 2004 pension cost was 6.25% for U.S. defined benefit pension plans. The discount rate used for determining the funded status of the plans at December 31, 2004, and determining the 2005 U.S. defined benefit pension plan cost is 5.75%. The Company used an expected long-term rate of return on plan assets for U.S. defined benefit pension plans for 2004 of 8.9%, and will use a rate of 8.5% for 2005. The rate of compensation increase used in determining the 2004 and 2005 pension expense for these plans was 3.5%. The unrecognized pension loss, which results from the net effect of changes in the assumed discount rate, the effect of differences between the expected return and the actual return on plan assets, and other changes in actuarial assumptions, has been deferred and is subject to amortization over the estimated service periods of the participants. The unrecognized pension loss totaled $67.2 million for U.S. defined benefit pension plans at December 31, 2004, compared with $62.2 million at December 31, 2003. Based on future actuarial assumptions, this deferred loss could possibly affect future pension costs.

        U.S. and Foreign Defined Benefit Plans

For the year ended December 31, 2004, the Company recognized consolidated pretax pension expense of $2.6 million from its U.S. and foreign defined benefit pension plans, which includes approximately $0.3 million in curtailment costs. This compares with pretax pension expense of $7.4 million recognized from these plans in 2003. The Company made cash contributions to certain of its defined benefit pension plans during 2004 which totaled $6.1 million, compared with $5.2 million in 2003. Based on the current economic outlook, the Company anticipates making cash contributions of approximately $6.0 million to its defined benefit pension plans in 2005.

•	Accounts Receivable. The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables at December 31, 2004 was $7.6 million, compared with $7.9 million at December 31, 2003.

New Accounting Standards

      In the first quarter of 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Financial Interpretation No. 46-R (“FIN 46-R”), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51”, which replaced FIN 46. FIN 46-R requires a company to consolidate a variable interest entity (“VIE”) if it is designated as a primary beneficiary of that entity even if the company does not have a majority voting interest in the entity. A VIE is generally defined as an entity in which equity investors do not have the characteristics of a controlling financial interest, or do not have sufficient equity at risk for the entity to finance its own activities without additional financial support from other parties, or whose owners lack the risks and rewards of ownership. The disclosure requirements of FIN 46-R were effective for financial statements issued after December 31, 2003. The initial recognition provisions of FIN 46-R relating to VIE’s created or obtained prior to February 2003 were to be implemented no later than the end of the first reporting period that ends after March 15, 2004. Adoption of FIN 46-R had no effect on the Company’s consolidated results of operations, financial position, or cash flows.

      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” a revision to SFAS No. 123, “Accounting for Stock Based Compensation” and superseding Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) will require the Company to expense the fair value of grants made under its employee stock option plans. That cost will be recognized over the vesting period of the grants. SFAS No. 123(R) is effective at the beginning of the first interim period after June  15, 2005. SFAS No. 123(R) permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Upon adoption of SFAS No. 123(R), amounts previously disclosed under SFAS No. 123 will be recorded in the consolidated statement of income. As more fully described in Note 1 to the financial statements, the Company currently accounts for share-based payments to employees using the intrinsic value method prescribed in APB Opinion No. 25. The impact of adopting SFAS No. 123(R) cannot be completely predicted at this time because it will depend on, among other things, the level of share-based payments granted in the future. The Company is still assessing the effect of adopting SFAS No. 123(R) and the appropriate transition method. Also, the Company has not determined whether the adoption of SFAS No. 123(R) will result in amounts that are similar to the current pro forma disclosures under SFAS No, 123 (See Notes 1 and 9 to the consolidated financial statements).

      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is still evaluating the effects of adopting SFAS No. 151.

Internal Reinvestment

Capital Expenditures

      Capital expenditures were $21.0 million for 2004, compared with $21.3 million for 2003. Approximately 55% of the expenditures in 2004 were for equipment to increase productivity and expand capacity. The Company’s 2005 capital expenditures are expected to increase when compared with 2004 levels, with a continuing emphasis on spending to improve productivity and expand low-cost manufacturing facilities. The Company expects 2005 capital expenditures to increase from the 2004 level with continued emphasis on increases in productivity and capacity expansion. For 2005 capital expenditures are expected to approximate a range of 2% to 2 1/2% of sales.

Product Development and Engineering

      Product development and engineering expenses are directed toward the development and improvement of new and existing products and processes. Such expenses before customer reimbursement were $66.0 million in 2004, an increase from $56.1 million in 2003, and $46.8 million in 2002. Customer reimbursements in 2004, 2003 and 2002 were $6.2 million, $6.2 million and $8.0 million, respectively. Included in the amounts above are net expenses for research and development of $25.5 million for 2004, $21.4 million for 2003, and $23.7 million for 2002.

Environmental Matters

      Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, the Company has been named a Potentially Responsible Party (PRP) regarding waste remediation at several non-AMETEK sites that are the subject of government-mandated cleanups. In addition to these non-AMETEK sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its manufacturing locations and for claims and proceedings against the Company with respect to other environmental matters once the Company has determined that a loss is probable and estimable. Total environmental reserves at December 31,

2004 and 2003 were approximately $7.3 million and $6.4 million, respectively. In 2004, the Company spent approximately $1.0 million on such environmental matters, compared with approximately $1.1 million in 2003. The Company also has agreements with former owners of certain of its acquired businesses as well as new owners of previously owned businesses. Under certain of the agreements the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of the other parties carry insurance coverage for some environmental matters. To date, those parties have met their obligations in all material respects. The Company has no reason to believe that such third parties would fail to perform their obligations in the future. However, if the Company were required to record a liability with respect to all, or a portion of, such matters on its balance sheet, the effect on income and the amount of the liability would not be significant. In the opinion of management, based upon presently available information and past experience related to such matters, either adequate provision for probable costs has been made, or the ultimate cost resulting from these actions is not expected to materially affect the consolidated financial position, results of operations, or cash flows of the Company.

Market Risk

      The Company’s primary exposures to market risk are fluctuations in interest rates on its short-term and long-term debt, foreign currency exchange rates and commodity prices for certain raw material purchases.

      All of the Company’s long-term debt carries fixed rates and its short-term debt is variable-rate debt. These financial instruments are more fully described in the notes to the financial statements.

      The foreign currencies to which the Company has the most significant exchange rate exposure include the euro, the British pound, the Mexican peso and the Japanese yen. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the occasional use of derivative financial instruments, and use of local borrowings in the foreign country affected. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income, within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company.

      The primary commodities to which the Company has market exposure are raw material purchases of nickel, copper and steel. Exposure to price changes in these commodities is generally mitigated through adjustments in selling prices of the ultimate product, and purchase order pricing arrangements, although forward contracts are sometimes used to manage some of those exposures.

      Based on a hypothetical ten percent adverse movement in interest rates, commodity prices, or foreign currency exchange rates, the potential losses in future earnings, fair value of risk-sensitive financial instruments, and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information

      Certain matters discussed in this Appendix are “forward-looking statements” as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995, which involve risk and uncertainties that exist in the Company’s operations and business environment, and are subject to change based on various important factors. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors discussed below, among others, in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The following include some, but not all, of the factors or uncertainties that could cause actual results to differ from projections:

•	An economic slowdown, or unforeseen price reductions in the Company’s global market segments, could have adverse effects on profit margins.

•	The Company’s inability to continue achieving its cost reduction objectives, due in part to varying prices and availability of certain raw materials and semifinished materials and components. This would include the Company’s inability to obtain certain commodity raw materials, or its inability to recover commodity raw material price increases through higher selling prices.

•	Acts of war, terrorism, or natural disasters.

•	Underutilization of the Company’s existing factories, plants and machinery, or plant expansions or new plants, possibly resulting in production inefficiencies, and higher than anticipated or unanticipated start-up expenses and production delays at new plants.

•	The unanticipated expenses of divesting businesses, or of assimilating newly acquired businesses into the Company’s business structure, as well as the impact of unusual expenses from business strategies, asset valuations, acquisitions, divestitures and organizational structures. Acquisition and divestiture strategies may face legal and regulatory delays and other unforeseeable obstacles beyond the Company’s control.

•	The increased cost of, or inability to obtain, property and liability insurance due to uncertainty in worldwide insurance and reinsurance markets.

•	The potential write-off of substantial goodwill and other intangible assets, including indefinite-lived intangible assets.

•	Unpredictable delays or difficulties in the development of key new product programs, and the risk of not recovering major research and development expenses, and/or the risks of major technological shifts away from the Company’s technologies and core competencies.

•	A possible prolonged slowing of the growth rate in the U.S. and Europe for electric motor products, and aerospace, heavy-vehicle and process instrumentation.

•	Rapid or unforeseen escalation of the cost of regulatory compliance and/or litigation, including but not limited to, environmental compliance, asbestos-related litigation, product-related liability, assertions related to intellectual property rights and licenses, adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

•	The effects, in the United States and abroad, of changes in trade practices; monetary and fiscal policies; laws and regulations; other activities of governments, agencies and similar organizations, such as trade restrictions or prohibitions; social and economic conditions; unforeseen inflationary pressures and monetary fluctuation; import and other charges or taxes; the inability of the Company to obtain, or hedge, foreign currencies; and fluctuation in foreign currency exchange rates. This would include extreme currency fluctuations; protectionism and confiscation of assets; nationalizations; unstable governments and legal systems; and intergovernmental disputes.

•	Variation in the level of orders booked, which can be affected by general economic conditions, intensity of competition and continued marketplace acceptance of products.

•	Changes in accounting rules, income tax regulations or tax rates affecting the Company.

•	Increased corporate governance compliance costs.

      The Company believes that it has the product offerings, facilities, personnel and competitive and financial resources for continued business success. However, future revenues, costs, margins, product mix and profits are all influenced by a number of factors, as discussed above.

REPORT OF MANAGEMENT

Management’s Responsibility for Financial Statements

      Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with U.S. generally accepted accounting principles consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

      In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data.
      Management is responsible for establishing and maintaining adequate controls over financial reporting. We maintain a system of internal controls, although there are inherent limitations in the effectiveness of any system of internal controls that is designed to provide reasonable assurance as to the fair and reliable preparation and presentation of the consolidated financial statements.
      Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees, and in a financial code of ethics for the Chief Executive Officer and Senior Financial Officers, as well as in other key policy statements publicized throughout the Company.
      The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent registered public accounting firm, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in the Proxy Statement of the Company for its 2005 Annual Meeting. Both the independent registered public accounting firm and internal auditors have direct access to the Audit Committee.
      The Company’s independent registered public accounting firm, Ernst & Young LLP, are engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and results of operations. That report is included on page A-19.

Management’s Report on Internal Control over Financial Reporting

      Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2004.

      Our management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which appears on page A-18.

Frank S. Hermance Chairman and Chief Executive Officer	John J. Molinelli Executive Vice President — Chief Financial Officer

March 4, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

The Board of Directors and Shareholders of AMETEK, Inc.

      We have audited management’s assessment, included in the accompanying Report of Management — Management’s Report on Internal Control over Financial Reporting, that AMETEK, Inc. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AMETEK, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      In our opinion, management’s assessment that AMETEK, Inc. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, AMETEK, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMETEK, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2004, and our report dated March 4, 2005 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania

March 4, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ON FINANCIAL STATEMENTS

To the Board of Directors and Shareholders of AMETEK, Inc.

      We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of AMETEK, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2005 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania

March 4, 2005

AMETEK, Inc.

Consolidated Statement of Income

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share amounts)
Net sales	$1,232,318	$1,091,622	$1,040,542

Operating expenses:
Cost of sales (excluding depreciation)	863,827	785,441	754,571
Selling, general and administrative	135,494	115,186	104,816
Depreciation	36,763	34,234	32,468

Total operating expenses	1,036,084	934,861	891,855

Operating income	196,234	156,761	148,687
Other expenses:
Interest expense	(28,343)	(26,017)	(25,181)
Other, net	(2,112)	(657)	(608)

Income before income taxes	165,779	130,087	122,898
Provision for income taxes	53,068	42,272	39,200

Net income	$112,711	$87,815	$83,698

Basic earnings per share	$1.66	$1.32	$1.27

Diluted earnings per share	$1.63	$1.30	$1.24

Weighted average common shares outstanding:
Basic shares	67,832	66,294	65,836

Diluted shares	69,254	67,620	67,254

See accompanying notes.

AMETEK, Inc.

Consolidated Balance Sheet

	December 31,

	2004	2003

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$37,582	$14,313
Marketable securities	11,393	8,573
Receivables, less allowance for possible losses	217,329	189,010
Inventories	168,523	143,359
Deferred income taxes	5,201	6,191
Other current assets	21,912	17,139

Total current assets	461,940	378,585
Property, plant and equipment, net	207,542	213,622
Goodwill, net of accumulated amortization	601,007	506,964
Other intangibles, investments and other assets	149,863	117,946

Total assets	$1,420,352	$1,217,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$49,943	$106,774
Accounts payable	109,036	96,582
Income taxes payable	11,635	11,936
Accrued liabilities	102,224	73,939

Total current liabilities	272,838	289,231
Long-term debt	400,177	317,674
Deferred income taxes	49,441	51,366
Other long-term liabilities	38,314	29,716
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 200,000,000 shares; issued: 2004 — 70,417,025 shares; 2003 — 69,088,592 shares	704	690
Capital in excess of par value	52,182	32,849
Retained earnings	640,856	544,422
Accumulated other comprehensive losses	(9,643)	(19,196)
Less: Cost of shares held in treasury: 2004 — 1,732,303 shares; 2003 — 2,106,082 shares	(24,517)	(29,635)

Total stockholders’ equity	659,582	529,130

Total liabilities and stockholders’ equity	$1,420,352	$1,217,117

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity

	Years Ended December 31,

	2004		2003		2002

	Comprehensive	Stockholders’	Comprehensive	Stockholders’	Comprehensive	Stockholders’
	Income	Equity	Income	Equity	Income	Equity

	(In thousands)
Capital Stock
Preferred Stock, $.01 par value		$—		$—		$—

Common Stock, $.01 par value
Balance at the beginning of the year		690		678		668
Shares issued		14		12		10

Balance at the end of the year		704		690		678

Capital in Excess of Par Value
Balance at the beginning of the year		32,849		13,706		344
Employee stock option, restricted stock, savings and award plans, including tax benefits		19,333		19,143		13,362

Balance at the end of the year		52,182		32,849		13,706

Retained Earnings
Balance at the beginning of the year		544,422		464,731		388,929
Net income	$112,711	112,711	$87,815	87,815	$83,698	83,698

Cash dividends paid		(16,277)		(8,124)		(7,896)

Balance at the end of the year		640,856		544,422		464,731

Accumulated Other Comprehensive Income(1)
Foreign currency translation:
Balance at the beginning of the year		(12,927)		(22,429)		(32,891)
Translation adjustments	9,032		9,063		10,462
Net investment hedges	1,457		439		—

	10,489	10,489	9,502	9,502	10,462	10,462

Balance at the end of the year		(2,438)		(12,927)		(22,429)

Minimum pension liability adjustment:(1)
Balance at the beginning of the year		(7,670)		(12,280)		(4,680)
Adjustments during the year	(780)	(780)	4,610	4,610	(7,600)	(7,600)

Balance at the end of the year		(8,450)		(7,670)		(12,280)

Valuation adjustments for marketable securities and other:(1)
Balance at the beginning of the year		1,401		(10)		548
(Increase) decrease in marketable securities(2)	(156)	(156)	1,411	1,411	(558)	(558)

Balance at the end of the year		1,245		1,401		(10)

Total other comprehensive income for the year	9,553		15,523		2,304

Total comprehensive income for the year	$122,264		$103,338		$86,002

Accumulated other comprehensive loss at the end of the year		(9,643)		(19,196)		(34,719)

Treasury Stock
Balance at the beginning of the year		(29,635)		(24,215)		(17,865)
Employee stock option, restricted stock, savings and award plans		5,118		428		996
Purchase of treasury stock		—		(5,848)		(7,346)

Balance at the end of the year		(24,517)		(29,635)		(24,215)

Total Stockholders’ Equity		$659,582		$529,130		$420,181

(1)	Amounts presented are net of tax based on an average tax rate of 35%, except for foreign currency translation adjustments, which are presented on a pretax basis.

(2)	Includes reclassification adjustment for gains (losses) included in net income for 2004, 2003, and 2002 of $0.7 million, $0.1 million, and ($0.1) million, respectively, based on specific identification.

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Cash Flows

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Cash provided by (used for):
Operating activities:
Net income	$112,711	$87,815	$83,698
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,909	35,473	32,950
Deferred income taxes	7,518	12,286	10,954
Changes in assets and liabilities (net of acquisitions):
(Increase) decrease in receivables	(9,616)	11,739	9,966
(Increase) decrease in inventories and other current assets	(14,954)	826	23,546
Increase (decrease) in payables, accruals, and income taxes	23,744	8,653	(20,754)
Increase (decrease) in other long-term liabilities	2,895	(653)	(71)
Pension contribution	(6,114)	(5,179)	(30,250)
Other	5,187	3,943	(6,376)

Total operating activities	161,280	154,903	103,663

Investing activities:
Additions to property, plant and equipment	(21,025)	(21,326)	(17,374)
Purchase of businesses	(143,535)	(163,909)	—
Other	10,098	4,232	(2,355)

Total investing activities	(154,462)	(181,003)	(19,729)

Financing activities:
Net change in short-term borrowings	(55,603)	(3,467)	(59,012)
Additional long-term borrowings	97,356	76,223	—
Reduction in long-term borrowings	(26,217)	(48,790)	(23,751)
Repurchases of common stock	—	(5,848)	(7,346)
Cash dividends paid	(16,277)	(8,124)	(7,896)
Proceeds from stock options and other	16,286	16,936	13,415

Total financing activities	15,545	26,930	(84,590)

Effect of exchange rate changes on cash and cash equivalents	906	—	—

Increase (decrease) in cash and cash equivalents	23,269	830	(656)
Cash and cash equivalents:
Beginning of year	14,313	13,483	14,139

End of year	$37,582	$14,313	$13,483

See accompanying notes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of Consolidation

      The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all significant intercompany transactions in the consolidation. The Company’s investments in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant.

Use of Estimates

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities, and Other Investments

      All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2004 and 2003, all of the Company’s equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are classified as “available-for-sale”, although the Company may hold fixed-income securities until their maturity dates. Fixed-income securities generally mature within four years. The aggregate market value of equity and fixed income securities at December 31, 2004 and 2003 was: 2004 — $18.7 million ($16.8 million amortized cost) and 2003 — $14.8 million ($13.4 million amortized cost). The temporary unrealized gain or loss on such securities is recorded as a separate component of other comprehensive income (in stockholders’ equity), and is not material. The Company had no other-than-temporary impairment losses in 2004. The Company recognized other-than-temporary impairment losses against earnings of $0.7 million in 2003 and $0.3 million in 2002. Certain of the Company’s other investments are accounted for by the equity method.

Accounts Receivable

      The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amounts due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on its past experience. The allowance for possible losses on receivables at December 31, 2004 was $7.6 million, compared with $7.9 million at December 31, 2003. See Note 5.

Inventories

      Inventories are stated at the lower of cost or market, cost being determined for more than half of inventories by the last-in, first-out (LIFO) method of inventory valuation, and market on the basis of the lower of replacement cost or estimated net proceeds from sales. The excess of the first-in, first-out (FIFO) value over the LIFO value at December 31, 2004 and 2003 was $28.8 million and $26.8 million, respectively.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs, and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

      The Company generally recognizes revenue when products are shipped and services are rendered. The policy with respect to sales returns and allowances generally provides that a customer may not return products, or be given allowances, except at the Company’s option. Accruals for sales returns, other allowances, and estimated warranty costs are provided at the time of shipment based upon past experience, and are adjusted periodically to reflect actual expenses. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses. At December 31, 2004 and 2003, the accrual for future warranty obligations was $7.3 million and $6.9 million, respectively.

Research and Development

      Company-funded research and development costs are charged to operations as incurred and during the past three years were: 2004 — $25.5 million, 2003 — $21.4 million, and 2002 — $23.7 million.

Earnings Per Share

      The calculation of basic earnings per share is based on the average number of common shares outstanding during the period. The calculation of diluted earnings per share includes the effect of all potentially dilutive securities (primarily outstanding common stock options). The following table presents the number of shares used in the calculation of basic earnings per share and diluted earnings per share:

	2004	2003	2002
Weighted average shares (in thousands):

Basic shares	67,832	66,294	65,836
Stock option and award plans	1,422	1,326	1,418

Diluted shares	69,254	67,620	67,254

Foreign Currency Translation

      Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date, and their results of operations are translated using average exchange rates for the year.

      Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions generally are included in operating results for the year. Where those transactions are designated as hedges of an underlying item, the gains and losses on those transactions are deferred in other comprehensive income (within stockholders’ equity) to the extent they are effective as hedges.

Stock-Based Compensation

      SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosures, which amends SFAS 123, encourage entities to recognize compensation expense for stock-based employee compensation plans at fair value, but provide the option of measuring compensation expense using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company accounts for stock-based compensation in accordance with APB 25. The exercise price of stock options, set at the time of the grant, is not less than the fair market value per share at the date of the grant. Had the Company applied the fair value recognition provisions of SFAS 123, pretax stock-based compensation expense would have increased $5.1 million, $4.9 million, and $4.5 million for 2004, 2003, and 2002, respectively. Diluted earnings per share

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

would have been lower by $0.04 for 2004 and 2003, and $0.03 for 2002. Options generally have a four year full vesting period from the date of grant. Note 9 presents pro forma results of operations as if SFAS 123 had been used to account for stock-based compensation plans.

Derivative Financial Instruments

      The Company makes infrequent use of derivative financial instruments to manage interest rate, foreign exchange, and forward contract exposure. The Company does not hold or trade in derivatives for speculative purposes. On the date a derivative contract is entered into, the Company designates the derivative as either (1) a fair value hedge, (2) a cash flow hedge, or (3) a hedge of a net investment in a foreign operation. Interest rate swap and cap agreements are accounted for as cash flow hedges, and are sometimes used to manage the interest rate characteristics of certain outstanding revolving credit loans to a more desirable fixed or variable rate basis, or to limit the Company’s exposure to rising interest rates. These swaps and caps are matched with the underlying fixed or variable rate debt, and any periodic cash payments are accrued on a settlement basis and accounted for as adjustments to interest costs. There were no interest rate swap or cap agreements in place at, or during the years ended, December 31, 2004 and 2003, respectively. Qualifying derivatives and non-derivative financial instruments are accounted for as net investment hedges when the hedged item is an investment in a foreign subsidiary. Foreign currency forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases or export sales, thereby minimizing the Company’s exposure to foreign currency fluctuation. When present, all derivative financial instruments are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. There was one forward contract outstanding at December 31, 2004, which was acquired with one of the 2003 acquisitions, for the purchase of certain inventories. The amount of the forward contract and the gain recognized in earnings on the underlying transactions were not material to the Company. At December 31, 2004 and 2003, the Company had $172.7 million and $89.3 million, respectively, of British-pound-denominated loans, which are designated as a hedge against the net investment in foreign subsidiaries acquired in 2004 and 2003. As a result of these British Pound denominated loans being designated, and effective as net investment hedges, approximately $10.1 million and $9.4 million of currency losses have been included in the translation adjustment in other comprehensive income at December 31, 2004 and 2003, respectively.

Goodwill and Other Intangible Assets

      The Company accounts for purchased goodwill and intangible assets in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, rather, they are tested for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their useful lives.

      Effective January 1, 2002, the Company ceased the amortization of goodwill in accordance with SFAS No. 142. As of December 31, 2004 and 2003, respectively, goodwill by segment was: Electronic Instrument Group (EIG) — $366.6 million and $309.0 million; Electromechanical Group (EMG) — $234.4 million and $197.9 million. The net increase in goodwill in 2004 is primarily due to the acquisitions of Taylor Hobson and Hughes-Treitler.

      In order to test goodwill and intangible assets with indefinite lives for impairment under SFAS No. 142, a determination of the fair value of the Company’s reporting units and intangible assets with indefinite lives is required and is based upon, among other things, estimates of future operating performance of the reporting unit being valued. Changes in market conditions, among other factors, may have an impact on these estimates. The Company completed its required annual impairment tests in the fourth quarter of 2004 and determined that there was no impairment.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

      Certain amounts appearing in the prior year’s financial statements and supporting footnote disclosures have been reclassified to conform to the current year’s presentation.

2.	Stock Split

      On January 27, 2004, the Company’s Board of Directors approved a two-for-one split of its common stock distributed on February 27, 2004, to shareholders of record on February 13, 2004. All share and per share amounts included in this report reflect the stock split.

3.	Accounting Pronouncements

      In the first quarter of 2004, the Company adopted FASB Financial Interpretation No. 46-R (“FIN 46-R”), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51”, which replaced FIN 46. FIN 46-R requires a company to consolidate a variable interest entity (“VIE”) if it is designated as a primary beneficiary of that entity even if the company does not have a majority voting interest in the entity. A VIE is generally defined as an entity in which equity investors do not have the characteristics of a controlling financial interest, or do not have sufficient equity at risk for the entity to finance its own activities without additional financial support from other parties, or whose owners lack the risks and rewards of ownership. The disclosure requirements of FIN 46-R were effective for financial statements issued after December 31, 2003. The initial recognition provisions of FIN 46-R relating to VIE’s created or obtained prior to February 2003 were to be implemented no later than the end of the first reporting period that ends after March 15, 2004. Adoption of FIN 46-R had no effect on the Company’s consolidated results of operations, financial position, or cash flows.

      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” a revision to SFAS No. 123, “Accounting for Stock Based Compensation” and superseding Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) will require the Company to expense the fair value of grants made under its employee stock option plans. That cost will be recognized over the vesting period of the grants. SFAS No. 123(R) is effective at the beginning of the first interim period after June 15, 2005. SFAS No. 123(R) permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method. Upon adoption of SFAS No. 123(R), amounts previously disclosed under SFAS No. 123 will be recorded in the consolidated statement of income. As more fully described in Note 1, the Company currently accounts for share-based payments to employees using the intrinsic value method prescribed in APB Opinion No. 25. The impact of adopting SFAS No. 123(R) cannot be completely predicted at this time because it will depend on, among other things, the level of share-based payments granted in the future. The Company is still assessing the effect of adopting SFAS 123(R) and the appropriate transition method. Also, the Company has not determined whether the adoption of SFAS No. 123(R) will result in amounts that are similar to the current pro forma disclosures under SFAS No, 123 (See Notes 1 and 9).

      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, handling costs and wasted material (spoilage). Among other provisions, the new rule requires that such items be recognized as current-period charges. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is still evaluating the effects of adopting SFAS No. 151.

4.	Acquisitions

      In 2004, the Company made two acquisitions. In June 2004, the Company acquired Taylor Hobson Holdings Limited (Taylor Hobson) for approximately 51.0 million British pounds, or $93.8 million in cash,

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

net of cash received. Taylor Hobson is a leading manufacturer of ultraprecise measurement instrumentation for a variety of markets, including optics, semiconductors, hard disk drives and nanotechnology research. Taylor Hobson is a part of the Company’s Electronic Instruments Group. In July 2004, the Company acquired substantially all of the assets of Hughes-Treitler Mfg. Corp. (Hughes-Treitler) for approximately $48.0 million in cash. Hughes-Treitler is a supplier of heat exchangers and thermal management subsystems for the aerospace and defense markets. Hughes-Treitler is a part of the Company’s Electromechanical Group. The aggregate purchase price paid for the 2004 acquisitions is subject to adjustment upon finalization of the value of the net assets acquired.

      The operating results of the above acquisitions are included in the Company’s consolidated results from their respective dates of acquisition.

      The acquisitions have been accounted for using the purchase method in accordance with SFAS No. 141, “Business Combinations.” The following table presents the preliminary allocation of the aggregate purchase price for the 2004 acquisitions based on their estimated fair values:

In millions

Net working capital	$16.0
Property, plant and equipment	7.9
Goodwill	95.1
Other assets	37.5
Other long-term liabilities	(13.0)

Total net assets	$143.5

      The amount allocated to goodwill is reflective of the benefit the Company expects to realize from expanding its measurement instruments capabilities into ultraprecise applications through Taylor Hobson and its thermal management systems offerings for the aerospace market through Hughes-Treitler.

      The $37.5 million in other assets was assigned to intangibles, other than goodwill, primarily technology and patents; with estimated lives up to 20 years.

      The Company is in the process of completing third party valuations of certain tangible and intangible assets acquired with the new businesses. Therefore, the allocation of purchase price to these acquisitions is subject to revision.

      In 2003, the Company made three acquisitions. In January 2003, the Company acquired Airtechnology Holdings Limited (Airtechnology) from Candover Partners Limited, for approximately 50 million British pounds, or about $80 million in cash. Airtechnology is a supplier of motors, fans and environmental control systems for the aerospace and defense markets. Airtechnology is a part of the Company’s Electromechanical Group. In February 2003, the Company acquired Solidstate Controls, Inc. (SCI) from Marmon Industrial Companies LLC for approximately $34 million in cash. SCI is a leading supplier of uninterruptible power supply systems for the process and power generation industries. SCI is a part of the Company’s Electronic Instruments Group. In August 2003, the Company acquired Chandler Instruments Company, LLC. (Chandler Instruments) for approximately $49 million in cash. Chandler Instruments is a leading manufacturer of high-quality measurement instrumentation for the oil and gas industry. Chandler Instruments is a part of the Company’s Electronic Instruments Group.

      Had the acquisitions of Taylor Hobson and Hughes-Treitler been made at the beginning of 2004, unaudited pro forma net sales, net income and diluted earnings per share for the year ended December 31, 2004 would not have been materially different than the amounts reported. Had these acquisitions, along with the 2003 Chandler acquisition, been made at the beginning of 2003, unaudited pro forma net sales for the year

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ended December 31, 2003 would have been $1,194.7 million, respectively. Unaudited pro forma net income and diluted earnings per share for 2003 would not have been materially different than the amounts reported.

      The following table provides unaudited pro forma results of operations for the year ended December 31, 2002, as if the 2003 acquisitions had been made as of January 1, 2002.

Unaudited
Pro Forma Results
of Operations
Year Ended
December 31, 2002

(In millions,
except per share)
Net sales	$1,150.2
Net income	$87.6
Diluted earnings per share	$1.30

      The unaudited pro forma amounts are not necessarily indicative of the results that would have occurred if the acquisitions had been completed on the date indicated.

5.	Other Balance Sheet Information

	2004	2003

	(In thousands)
INVENTORIES
Finished goods and parts	$40,956	$29,334
Work in process	40,203	35,105
Raw materials and purchased parts	87,364	78,920

	$168,523	$143,359

PROPERTY, PLANT AND EQUIPMENT, at cost
Land	$14,363	$13,584
Buildings	133,006	131,145
Machinery and equipment	503,068	495,196

	650,437	639,925
Less accumulated depreciation	(442,895)	(426,303)

	$207,542	$213,622

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004	2003

	(In thousands)
OTHER ASSETS
Other intangibles, at cost:
Patents	$27,834	$24,018
Trademark and tradenames	36,317	16,502
Other acquired intangibles	80,609	52,577
Less accumulated amortization	(65,501)	(58,651)

	79,259	34,446
Investments	16,248	14,475
Insurance company deposits	26,642	26,134
Other	27,714	42,891

	$149,863	$117,946

ACCRUED LIABILITIES
Accrued employee compensation and benefits	$35,816	$27,260
Other	66,408	46,679

	$102,224	$73,939

	2004	2003	2002

	(In thousands)
ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at beginning of year	$7,856	$7,248	$7,642
Additions charged to expense	617	2,293	2,377
Recoveries credited to allowance	63	74	69
Write-offs	(1,097)	(2,591)	(3,031)
Currency translation adjustment and other	189	832	191

Balance at end of year	$7,628	$7,856	$7,248

6.	Flood Damage Gain

      In the fourth quarter of 2004, the Company settled an insurance claim in connection with a flood loss, which occurred at one of its manufacturing plants in the third quarter of 2003. The flood caused significant damage to the building, and the plant’s operating assets. Since the occurrence of the flood, the Company received insurance proceeds totaling $24.2 million in settlement of the damage claim and loss of these assets. Gross cash proceeds totaling $19.7 million, were received in 2004. Proceeds of $4.5 million were received in 2003. The portion of the claim relating to the building, its contents, and the operating assets was finalized with the Company’s insurers in the third quarter of 2004 resulting in the recognition of a pretax gain of $2.8 million in that quarter. The remaining portion of the insurance claim, which related primarily to business interruption and other expenses was finalized in the fourth quarter of 2004, resulting in the recognition of an additional $2.5 million pretax gain. The total pretax gain recognized in 2004 from this insurance claim was $5.3 million and is included in operating income in the consolidated statement of income. As a result of the flood, the Company has decided to cease operations at this location. Plant closure costs of $3.6 million associated with this decision were recognized in the fourth quarter of 2004, and have been reflected in the determination of the gain.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Debt

      At December 31, 2004 and 2003, long-term debt consisted of the following:

	December 31,

	2004	2003

	(In thousands)
7.20%, 5.96% and 5.99% Senior Notes due 2008, 2010 and 2016, respectively	$397,678	$314,295
Accounts receivable securitization due 2005	38,000	64,000
Revolving credit loans due 2009	—	36,000
Other, principally foreign	14,442	10,153

	450,120	424,448
Less: current portion	(49,943)	(106,774)

Total long-term debt	$400,177	$317,674

      Maturities of long-term debt outstanding at December 31, 2004 are as follows: $0.3 million in 2006; $0.3 million in 2007; $225.3 million in 2008; $0.3 million in 2009; $96.2 million in 2010; and $77.8 million in 2011 and thereafter.

      In November 2004, the Company issued 40 million British pound ($76.7 million at December 31, 2004) 5.99% senior note due in 2016. In September 2003, the Company issued 50 million British pound ($96.0 million at December 31, 2004) 5.96% senior note due in 2010.

      The Company has an unsecured $300 million Revolving Credit Facility that matures on February 25, 2009. Interest rates on outstanding loans under the Revolving Credit Facility are either at the London Interbank Offered Rate (LIBOR) plus a negotiated spread over LIBOR, or at the U.S. prime rate. At December 31, 2004, the Company had no revolving credit loans outstanding. At December 31, 2004, $271.5 million was unused and available under the Revolving Credit Facility. The Company had outstanding letters of credit totaling $28.5 million at December 31, 2004.

      The Revolving Credit Facility places certain restrictions on allowable foreign debt, and the measurement of the pro forma effect of potential acquisitions in certain debt covenant compliance calculations. The Revolving Credit Facility also places certain restrictions on certain cash payments, including the payment of dividends. At December 31, 2004, retained earnings of approximately $27.2 million were not subject to the dividend limitation.

      The Company’s accounts receivable financing agreement with a bank provides for borrowings of up to $75.0 million against its trade accounts receivable. At December 31, 2004 and 2003, $38.0 million and $64.0 million, respectively, was used under this secured credit facility. The weighted average interest rate on the amount outstanding under the accounts receivable securitization during December 31, 2004 and 2003 was 2.0% and 1.8%, respectively.

      Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of approximately $44.7 million. Foreign debt outstanding at December 31, 2004 was $13.5 million including $2.4 million reported in long-term debt.

      The approximate weighted average interest rate, during the year, on total debt outstanding at December 31, 2004 and 2003 was 6.2% and 5.6%, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Stockholders’ Equity

      In March 2003, the Company’s Board of Directors authorized a $50 million share repurchase program, adding to the remaining authorization under the 1998 share repurchase program. In 2004, the Company did not repurchase any shares of its common stock under its current share repurchase authorization, compared with repurchases of 380,000 shares at a total cost of $5.8 million in 2003. At December 31, 2004, approximately $52.4 million of the current share purchase authorization was unexpended. At December 31, 2004, the Company held approximately 1.7 million shares in its treasury at a cost of $24.5 million compared with approximately 2.1 million shares at a cost of $29.6 million at the end of 2003. The number of shares outstanding at December 31, 2004 was 68.7 million shares, compared with 67.0 million shares at December 31, 2003.

      The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one-half of a Right for each share of Company common stock owned at the inception of the Plan. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in 2007.

9.	Stock Option and Award Plans

      The Company’s 2002 Stock Incentive Plan permits the grant of up to 4.0 million shares of common stock to eligible employees and non-employee directors of the Company in the form of options, phantom stock awards, restricted stock awards and stock rights. The Company’s 1999 Stock Incentive Plan permits the grant of up to 4.0 million shares of common stock in the same form as those under the 2002 Plan. The Company’s 1997 Stock Incentive Plan permits the grant of up to 7.6 million shares of common stock in the same form as those under the 2002 Plan. Stock options may be granted as non-qualified stock options or as incentive stock options.

      Beginning in 2004, the Company adopted a change in its long-term incentive compensation program for officers and other senior managers to grant approximately 50% of the value of its long-term incentive awards as restricted stock and 50% as stock options, rather than primarily stock options as it had previously. Restricted awards of the Company’s common stock are made to eligible employees and non-employee directors at such cost to the grantee as the stock option committee of the Board of Directors may determine. Such shares are granted subject to certain conditions with respect to transfer and other restrictions as prescribed by the plan. Upon grant of restricted stock, unearned compensation, equivalent to the excess of the market price of the shares awarded over the price paid by the grantee at the date of grant, is charged as a reduction of capital in excess of par value in the Company’s consolidated balance sheet and is amortized to expense over the periods until the restrictions lapse. In 2004, 367,625 shares of restricted stock were granted at an average market value of $27.96 per restricted share. Compensation expense related to restricted stock amortization was $1.1 million, $2.4 million, and $0.6 million in 2004, 2003, and 2002, respectively. Restricted stock compensation expense in 2003 included $2.1 million in connection with the acceleration of vesting of a restricted stock grant. There were 364,945 shares of restricted stock outstanding at December 31, 2004. No restricted stock awards were granted in 2003 and 2002. Under the terms of the existing Stock Incentive Plans, at December 31, 2004, 349,807 additional shares of restricted stock may be granted.

      In 2004, the Company reserved 16,793 shares of common stock, and there were reductions for retirements and terminations which totaled 15,410 shares, under a Supplemental Executive Retirement Plan (“SERP”), bringing the total number of shares reserved to 173,863 shares of common stock as of December 31, 2004. Charges to expense under the SERP, not significant in amount, are considered pension expense (see Note 12), with the offsetting credit reflected in capital in excess of par value.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2004, 6,919,840 (8,615,898 in 2003) shares of common stock were reserved for issuance, including stock options outstanding, under the 2002, 1999 and 1997 plans. The options are exercisable at prices not less than market prices on dates of grant, and in installments over four- to ten-year periods from dates of grant. Options vest on a straight-line basis generally over a four-year period. The Company had no stock appreciation rights outstanding at December 31, 2004 or 2003. Stock appreciation rights, if and when issued, are exercisable for cash and/or shares of the Company’s common stock when the related option is exercised. A charge to income would be made for these rights and the related options.

      A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2004		2003		2002

	Shares	Price Range	Shares	Price Range	Shares	Price Range

Outstanding at beginning of year	4,824,658	$ 7.07-$18.82	5,128,948	$ 7.07-$19.34	5,107,216	$ 7.07-$15.32
Granted	994,800	$26.18-$31.64	1,129,900	$18.06-$18.06	1,074,200	$18.82-$19.34
Exercised	(1,328,433)	$ 7.07-$18.82	(1,322,234)	$ 7.07-$18.82	(940,612)	$ 7.07-$15.17
Canceled	(203,852)	$ 9.97-$26.18	(111,956)	$ 9.97-$19.34	(111,856)	$10.00-$18.82

Outstanding at end of year	4,287,173	$ 7.07-$31.64	4,824,658	$ 7.07-$18.82	5,128,948	$ 7.07-$19.34

Exercisable at end of year	1,898,347	$ 7.07-$18.82	2,284,860	$ 7.07-$18.82	2,635,734	$ 7.07-$15.32

      The following table summarizes information pertaining to the Company’s stock options outstanding at December 31, 2004:

			Weighted
		Weighted	Average		Weighted
		Average	Remaining		Average
	Options	Exercise	Contractual	Options	Exercise
Range of Exercise Prices	Outstanding	Price	Life (Years)	Exercisable	Price

$ 7.07-$15.82	1,534,181	$11.28	2.4	1,339,531	$11.01
$15.83-$18.98	1,759,892	$18.41	4.9	558,816	$18.54
$18.99-$31.64	993,100	$28.09	6.5	—	—

	4,287,173	$18.10	4.4	1,898,347	$13.22

      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, in accounting for its stock option awards, which recognizes expense based on the intrinsic value of the award at the date of grant. Since stock options have been issued with the exercise price per share equal to the fair market value per share at the date of grant, no compensation expense has resulted related to these types of awards. Had the Company accounted for stock awards in accordance with the fair value method

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company would have reported the following pro forma results for the years ended December 31, 2004, 2003, and 2002:

	2004	2003	2002

	(In thousands, except per share data)
Net income:
Net income, as reported	$112,711	$87,815	$83,698
Add: Stock-based employee compensation expense included in reported net income	1,077	2,425	612
Deduct: Total stock-based compensation expense determined under the fair-value-based method for all awards, net of	(4,797)	(6,050)	(3,933)

Pro forma net income	$108,991	$84,190	$80,377

Net income per share:
Basic:
As reported	$1.66	$1.32	$1.27
Pro forma	1.61	1.27	1.22
Diluted:
As reported	1.63	1.30	1.24
Pro forma	1.59	1.26	1.21

      The weighted average fair value of each option grant on the grant date was $8.40 for 2004, $6.19 for 2003, and $6.54 for 2002. The fair value of each option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the last three years.

	2004	2003	2002

Expected life (years)	5.0	5.0	5.0
Expected volatility	29.7%	37.0%	36.4%
Dividend yield	0.86%	0.66%	0.69%
Risk-free interest rate	3.66%	2.63%	3.25%

10.	Leases and Other Commitments

      Minimum aggregate rental commitments under noncancellable leases in effect at December 31, 2004 (principally for production and administrative facilities and equipment) amounted to $53.7 million, consisting of annual payments of $9.0 million in 2005, $7.4 million in 2006, $5.3 million in 2007, $4.5 million in 2008, $3.3 million in 2009 and $24.2 million in 2010 and thereafter. Rental expense was $11.3 million in 2004, $9.0 million in 2003 and $8.5 million in 2002. The leases expire over a range of years from 2005 to 2031, with renewal or purchase options, subject to various terms and conditions, contained in most of the leases.

      As of December 31, 2004 and 2003, the Company had $75.5 million and $62.5 million, respectively, in purchase obligations outstanding, which primarily consisted of contractual commitments to purchase certain inventories at fixed prices.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Income Taxes

      The components of income before income taxes and the details of the provision for income taxes are as follows:

	2004	2003	2002

	(In thousands)
Income before income taxes:
Domestic	$137,713	$100,116	$113,351
Foreign	28,066	29,971	9,547

Total	$165,779	$130,087	$122,898

Provision for income taxes:
Current:
Federal	$28,964	$17,492	$19,354
Foreign	11,143	11,105	4,942
State	5,443	1,605	3,950

Total current	45,550	30,202	28,246

Deferred:
Federal	7,104	12,393	11,423
Foreign	24	(2,261)	(363)
State	390	1,938	(106)

Total deferred	7,518	12,070	10,954

Total provision	$53,068	$42,272	$39,200

      Significant components of the Company’s deferred tax (asset) liability as of December 31 are as follows:

	2004	2003

	(In thousands)
Current deferred tax asset:
Reserves not currently deductible	$(5,480)	$(5,520)
Other	279	(671)

Net current deferred tax asset	(5,201)	(6,191)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	24,557	28,276
Reserves not currently deductible	(15,296)	(8,574)
Pensions	11,453	14,861
Amortization of intangible assets	26,638	15,325
Residual tax on unremitted earnings	1,555	-
Other	534	1,478

Noncurrent deferred tax liability(a)	49,441	51,366

Net deferred tax liability	$44,240	$45,175

(a)	At December 31, 2004, the Company has deferred tax assets totaling $6.4 million related to foreign tax credits ($2.4 million), and net operating loss carryforwards ($4.0 million) primarily related to the businesses acquired in 2004. These deferred tax assets are offset by a 100% valuation allowance. There were no valuation allowances against deferred tax assets at December 31, 2003.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The effective rate of the provision for income taxes reconciles to the statutory rate as follows:

	2004	2003	2002

Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.3	1.8	2.0
Tax benefits from qualified export sales	(4.4)	(3.3)	(3.9)
Foreign operations, net	0.2	0.7	1.0
Closure of prior tax years	(1.1)	(1.1)	-
Other	-	(0.6)	(2.2)

	32.0%	32.5%	31.9%

      In 2004, U.S. deferred income taxes totaling $1.6 million were provided on undistributed earnings of certain non-U.S. subsidiaries that are not expected to be permanently reinvested in such companies. There has been no provision for U.S. deferred income taxes for the undistributed earnings of certain other subsidiaries, which total approximately $23.5 million at December 31, 2004, because the Company intends to reinvest these earnings indefinitely in operations outside the United States. Upon distribution of those earnings to the United States, the Company would be subject to U.S. income taxes based on the excess of the U.S. statutory rate over statutory rates in the foreign jurisdiction and withholding taxes payable to the various foreign countries. Determination of the amount of the unrecognized deferred income tax liability on these undistributed earnings is not practicable.

      As of December 31, 2004, the Company has net operating loss carryforwards of approximately $12.7 million for tax purposes, which were primarily related to recent acquisitions. The net operating loss carryforwards will be available to offset future taxable income. If not used, these carryforwards will expire between 2005 and 2018. The Company maintains a 100% valuation allowance to offset the deferred tax assets resulting from these benefits based on the likelihood of realization. Any reductions in the valuation allowance resulting from the realization of the loss carryforwards of acquired companies will result in a reduction of the acquired goodwill.

      On October 22, 2004, the American Jobs Creation Act (“AJCA”) was signed into law. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. The Company may elect to apply this provision to qualifying earnings repatriations in 2005. The Company has started an evaluation of the effects of the repatriation provision of AJCA; however, the Company is unable to complete this evaluation until Congress or the Treasury Department provide additional clarifying language on key elements of the provision. The Company expects to complete its evaluation of the effects of the repatriation provision within a reasonable period of time following the publication of the additional clarifying language. The range of possible amounts that the Company is reviewing for possible repatriation under this provision is between zero and $23.5 million (see above discussion of undistributed earnings). The related potential range of income tax liability is between zero and $0.9 million. Beginning in 2005, the AJCA provides for a deduction for a portion of income attributable to U.S. production activities. In addition, there is a phased-in elimination of the tax benefit related to qualified export sales. The Company is in the process of determining the potential tax effect that could result from these aspects of the new tax law.

12.	Retirement Plans and Other Post Retirement Benefits

Retirement and Pension Plans

      The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. The following is a brief description of the Company’s retirement and pension plans.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company maintains contributory and noncontributory defined benefit pension plans. As a result of the acquisition of United Kingdom based Airtechnology in 2003 and Taylor Hobson in 2004, the Company obtained two foreign defined benefit pension plans, which are similar to the Company’s U.S. defined benefit pension plans. Benefits for eligible salaried and hourly employees under all defined benefit plans are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits based on actuarial calculations and the applicable requirements of U.S. federal and local foreign laws. Based on current economic conditions, AMETEK estimates that it will make cash contributions of approximately $6 million to its worldwide-defined benefit pension plans in 2005.

      The Company uses a measurement date of December 31 for its U.S. defined benefit pension plans and an October 1, measurement date for its foreign defined benefit pension plans.

      The Company sponsors a 401(k) retirement and savings plan for eligible employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. The Company matches employee contributions on a dollar-for-dollar basis up to 6% of eligible compensation or a maximum of $1,200 per participant.

      The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under the retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee’s salary. Employees of certain of the Company’s foreign operations participate in various local defined contribution plans.

      The Company also has a defined contribution retirement plan for certain of its U.S. acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed 6% of the participant’s base compensation.

      The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a Supplemental Executive Retirement Plan (SERP) covering certain current and former executives of the Company. These supplemental benefits are designed to compensate the employee for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that may be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company’s common stock upon retirement or termination of the executives. The Company is providing for these obligations by charges to earnings over the applicable periods.

      The following tables set forth the changes in benefit obligations and the fair value of plan assets for the funded and unfunded defined benefit plans for 2004 and 2003:

	2004	2003

	(In thousands)
Change in projected benefit obligation (“PBO”):
Net projected benefit obligation at beginning of year	$347,138	$302,595
Service cost	5,898	5,077
Interest cost	22,256	21,011
Acquisitions	37,411	14,339
Foreign currency exchange rates	3,483	1,726
Employee contributions	357	245
Actuarial losses	21,595	21,864
Gross benefits paid	(21,184)	(19,719)

Net projected benefit obligation at end of year	$416,954	$347,138

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The accumulated benefit obligation (“ABO”) at the end of 2004 and 2003 consisted of the following:

	2004	2003

	(In thousands)
Funded plans	$382,469	$327,517
Unfunded plans	5,940	4,671

Total	$388,409	$332,188

Change in plan assets:
Fair value of plan assets at beginning of year	$330,957	$279,047
Actual return on plan assets	41,408	55,316
Acquisitions	25,009	8,885
Employer contributions	6,325	6,013
Employee contributions	357	245
Foreign currency exchange rates	2,338	1,170
Gross benefits paid	(21,184)	(19,719)

Fair value of plan assets at end of year	$385,210	$330,957

      On an ABO basis, in the aggregate, the Company’s funded U.S. defined benefit pension plans were 102% funded at December 31, 2004 and 2003. Foreign defined benefit pension plans were 91% and 81% funded at December 31, 2004 and 2003, respectively. For a presentation of the plans whose ABO exceeds the fair value of the plan assets, see page A-41.

Weighted-average assumptions used to determine end of year benefit obligations:

U.S. Defined Benefit Pension Plans

	2004	2003

Discount rate	5.75%	6.25%
Rate of compensation increase (where applicable)	3.50%	3.50%

Foreign Defined Benefit Pension Plans

	2004	2003

Discount rate	5.50%	5.50%
Rate of compensation increase (where applicable)	4.00%	4.25%

      The asset allocation percentages for the Company’s U.S. defined benefit pension plans at December 31, 2004 and 2003, and the target allocation percentages for 2005 by asset category, are as follows:

U.S. Defined Benefit Pension Plans

		Percent of Plan Assets
	Target Allocation	at Year End

Asset Category	2005	2004	2003

Equity securities	50-70%	62%	59%
Debt securities	20-40%	28%	30%
Other(a)	5-15%	10%	11%

Total		100%	100%

(a)	Amounts in 2004 and 2003 include an approximate 9% investment in alternative assets consisting of diversified hedge funds of funds. Amounts in 2004 and 2003 also include cash and cash equivalents.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of plan assets for these plans was $341.5 million and $318.2 million at December 31, 2004 and 2003, respectively. The expected long-term rate of return on these plan assets was 8.90% in 2004 and 2003. Equity securities included 662,800 shares of AMETEK, Inc. common stock in the amount of $23.6 million (6.9% of total plan investment assets) and 1,142,800 shares in the amount of $27.6 million (8.7% of total plan investment assets) at December 31, 2004 and 2003, respectively.

      The objectives of the AMETEK, Inc. U.S. defined benefit plans’ investment strategy are to maximize the Plans’ funded status and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential. The Company periodically reviews its asset allocation taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges, and rebalanced when necessary.

      The equity portfolio is diversified by market capitalization and style. The equity portfolio also includes an international component.

      The objective of the fixed income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio is diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

      Other than for investments in alternative assets, which is described in note (a) on page A-38, certain investments are prohibited. Prohibited investments include venture capital, private placements, unregistered or restricted stock, margin trading, commodities, limited partnerships, short selling, and rights and warrants. Swaps, options, forwards and futures may be used to avoid market exposure, and to manage foreign currency exposure.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the Company’s foreign defined benefit plans, the asset allocation percentages at December 31, 2004 and 2003, and the target allocation percentages for 2005, by asset category, are as follows:

Foreign Defined Benefit Pension Plans

		Percent of Plan Assets
	Target Allocation	at Year End

Asset Category	2005	2004	2003

Equity securities	80-90%	86%	90%
Debt securities	0-10%	9%	10%
Real estate	—	3%	—
Other(a)	—	2%	—

Total		100%	100%

(a)	Primarily cash and cash equivalents.

      The objectives of AMETEK, Inc.’s foreign defined benefit plans’ investment strategy is to maximize the long-term rate of return on plan investments, subject to a reasonable level of risk. Liability studies are also performed on a regular basis to provide guidance in setting investment goals with an objective to balance risks against the current and future needs of the Plan. The trustees consider the risk associated with the different asset classes, relative to the Plans’ liabilities and how this can be affected by diversification, relative returns available on equities, fixed income investments, real estate and cash. Also, the likely volatility of those returns and the cash flow requirements of the Plans’ are considered. It is expected that equities will outperform fixed interest investments over the long term. However, the trustees recognize the fact that fixed income investments may better match the liabilities for pensioners. Because of the relatively young active employee group covered by the plans, and the immature nature of the plans, the Trustees have chosen to adopt an asset allocation strategy more heavily weighted toward equity investments. This asset allocation strategy will be reviewed from time to time in view of changes in market conditions and in the Plans’ liability profile.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table provides the amounts recognized in the consolidated balance sheets at December 31, 2004 and 2003:

	2004	2003

	(In thousands)
Funded status asset (liability):
Fair value of plan assets	$385,210	$330,957
Projected benefit obligation	(416,954)	(347,138)

Funded status at end of year	(31,744)	(16,181)
Unrecognized net actuarial loss	67,413	62,225
Unrecognized prior service cost	2,231	2,935
Unrecognized net transition asset	(52)	(31)

Net amount recognized at end of year	$37,848	$48,948

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$40,539	$52,256
Accrued benefit cost	(2,702)	(3,308)
Additional minimum liability	(13,638)	(12,603)
Intangible asset	647	803
Accumulated other comprehensive income(a)	8,450	7,670
Deferred tax benefit on (a) above	4,552	4,130

Net amount recognized at end of year	$37,848	$48,948

      At the end of 2004 and 2003, the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows (in thousands):

	Projected Benefit		Accumulated Benefit
	Obligation Exceeds Fair		Obligation Exceeds
	Value of Assets		Fair Value of Assets

	2004	2003	2004	2003

Projected benefit obligation	$361,563	$108,326	$81,906	$77,649
Accumulated benefit obligation	333,017	103,351	81,454	76,894
Fair value of plan assets	326,076	86,260	68,539	61,946

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table provides the components of net periodic benefit expense (income) for the three years ended December 31:

	2004	2003	2002

	(In thousands)
Defined benefit plans:
Service cost	$5,898	$5,077	$4,349
Interest cost	22,256	21,011	20,213
Expected return on plan assets	(29,157)	(24,633)	(26,365)
Net amortization:
Transition obligation (asset)	10	23	(132)
Prior service cost	393	623	527
Actuarial losses	2,861	4,311	217

SFAS No. 87 expense	2,261	6,412	(1,191)
SFAS No. 88 curtailment charges	322	984	39

Total net periodic benefit expense (income)	2,583	7,396	(1,152)

Other plans:
Defined contribution plans	7,640	6,721	6,674
Supplemental retirement plan	511	400	416
Foreign plans and other	2,471	1,781	1,415

Total other plans	10,622	8,902	8,505

Total net pension expense	$13,205	$16,298	$7,353

Weighted-average assumptions used to determine the above net periodic expense (income) were:

U.S. Defined Benefit Pension Plans

	2004	2003	2002

Discount rate	6.25%	6.75%	7.25%
Expected return on plan assets	8.90%	8.90%	9.25%
Rate of compensation increase (where applicable)	3.50%	3.50%	4.00%

Foreign Defined Benefit Pension Plans

	2004	2003

Discount rate	5.50%	5.50%
Expected return on plan assets	7.20%	7.20%
Rate of compensation increase (where applicable)	4.00%	4.25%

      The assumption for the expected return on plan assets was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and expectations of projected future investment returns. The estimates of future capital market returns by asset category are lower than the actual long-term historical returns. The current low interest rate environment also influences this outlook. Therefore, the assumed rate of return for U.S. Plans is being reduced from 8.90% in 2004 to 8.5% for 2005. The expected return on assets for the foreign plans for 2005 remains unchanged from 2004 at 7.2%.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Funded Plans	Unfunded Plans
	From Pension	From Company
Estimated future benefit payments	Trust Assets	Assets

	(In thousands)
2005	$21,915	$616
2006	22,294	560
2007	23,139	658
2008	24,073	594
2009	24,569	549
2010-2014	134,778	3,236

Postretirement Plans and Postemployment Benefits

      The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of current and former employees. Benefits under these arrangements are not funded and are not significant. In connection with the flood loss and closure of the plant described in Note 6, in the fourth quarter of 2004, the Company accelerated the recognition of deferred actuarial losses under the affected postretirement benefit plan resulting in a $1.0 million pre-tax charge against earnings.

      The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits are not significant in amount.

      The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest-bearing account, benefits from which are payable out of the general assets of the Company, or (b) the equivalent of a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $5.4 million and $4.3 million at December 31, 2004 and 2003, respectively. Administrative expense for the plan is borne by the Company and is not significant.

13.	Financial Instruments

      As discussed in Note 1, the Company makes limited use of derivative financial instruments, and does not use them for trading purposes.

      Interest rate swap and cap agreements are used to reduce the potential impact of increases in interest rates on the Company’s borrowings. Accordingly, the Company may enter into these agreements to effectively convert floating-rate loans to fixed-rate loans and to cap certain interest rates that are indexed to LIBOR rates to reduce the risk from rising interest rates. During 2004 and 2003, the Company was not party to such agreements.

      Qualifying derivatives and nonderivative financial instruments are accounted for as net investment hedges when the hedged item is an investment in a foreign subsidiary. At December 31, 2004 and 2003, the Company had $172.7 million and $89.3 million, respectively, of British pound denominated loans, which were designated as a hedge against the net investment in foreign subsidiaries acquired in 2004 and 2003. As a result, approximately $10.1 million and $9.4 million of currency losses have been included in the translation adjustment in other comprehensive income during 2004 and 2003, respectively.

      Forward currency contracts may be utilized from time to time to hedge certain firm inventory purchases and export sales commitments denominated in foreign currencies. The purpose of such hedging activities is to protect the Company from the risk that the eventual net cash dollar outflows and inflows resulting from the purchase of certain inventories or the sales to foreign customers will be adversely affected by changes in exchange rates. The terms of the currency contracts are dependent on the firm commitment. During 2004, and

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2003, the Company was party to one forward contract for the purchase of certain inventories in connection with one of its 2003 acquisitions. The amounts involved are not material to the Company.

      The estimated fair values of the Company’s financial instruments are compared below to the recorded amounts at December 31, 2004 and 2003. Cash, cash equivalents, and marketable securities are recorded at fair value at December 31, 2004 and 2003 in the accompanying balance sheet.

	Asset (Liability)

	December 31, 2004		December 31, 2003

	Recorded		Recorded
	Amount	Fair Value	Amount	Fair Value

	(In thousands)
Fixed-income investments	$6,582	$6,582	$6,190	$6,190
Short-term borrowings	$(49,725)	$(49,725)	$(105,328)	$(105,328)
Long-term debt (including current portion)	$(400,395)	$(409,980)	$(319,120)	$(339,933)

      The fair value of fixed-income investments is based on quoted market prices. The fair value of short-term borrowings is based on the carrying value at year-end. The fair value of the Company’s long-term debt, which consists primarily of publicly traded notes, is based on the quoted market price for such notes and borrowing rates currently available to the Company for loans with similar terms and maturities.

14.	Additional Income Statement and Cash Flow Information

      Included in other income are interest and other investment income of $2.0 million, $1.0 million, and $0.9 million for 2004, 2003, and 2002, respectively. Income taxes paid in 2004, 2003, and 2002 were $45.7 million, $25.1 million, and $26.9 million, respectively. Cash paid for interest was $27.0 million, $24.1 million, and $24.0 million in 2004, 2003, and 2002, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Business Segment and Geographic Information

Descriptive Information About Reportable Segments

      The Company has two reportable segments, the Electronic Instruments Group and the Electromechanical Group. The Company manages, evaluates and aggregates its operating segments for segment reporting purposes primarily on the basis of product type, production processes, distribution methods, and management organizations.

      The Electronic Instruments Group produces instrumentation for various electronic applications used in types of transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure, temperature, flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. The Group also produces analytical instrumentation for the laboratory and research markets, as well as instruments for food service equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy truck manufacturers and heavy construction and agricultural vehicles. The Group also manufactures ultraprecise measurement instrumentation, and thermoplastic compounds for automotive, appliance, and telecommunications applications.

      The Electromechanical Group produces air-moving electric motors and motor-blower systems for manufacturers of floor care appliances and outdoor power equipment, and fractional horsepower and brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. The Group also produces high-purity metal powders and alloys in powder, strip, and wire form for electronic components, aircraft and automotive products, as well as heat exchangers and thermal management subsystems. Sales of electric motors, blowers, and fans represented 39.3% in 2004, 42.2% in 2003, and 41.7% in 2002 of the Company’s consolidated net sales.

Measurement of Segment Results

      Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, insurance deposits, and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2004	2003	2002

	(In thousands)
Net sales:
Electronic Instruments	$667,418	$561,879	$539,448
Electromechanical	564,900	529,743	501,094

Total consolidated	$1,232,318	$1,091,622	$1,040,542

Operating income and income before income taxes:
Operating income:
Electronic Instruments	$126,372	$94,976	$87,485
Electromechanical	94,250	84,151	80,225

Total segment operating income	220,622	179,127	167,710
Corporate administrative and other expenses	(24,388)	(22,366)	(19,023)

Consolidated operating income	196,234	156,761	148,687
Interest and other expenses, net	(30,455)	(26,674)	(25,789)

Consolidated income before income taxes	$165,779	$130,087	$122,898

Assets:
Electronic Instruments	$744,408	$597,845
Electromechanical	585,919	528,057

Total segments	1,330,327	1,125,902
Corporate	90,025	91,215

Total consolidated	$1,420,352	$1,217,117

Additions to property, plant and equipment:(1)
Electronic Instruments	$16,514	$16,209	$11,364
Electromechanical	10,808	18,053	7,239

Total segments	27,322	34,262	18,603
Corporate	1,569	893	873

Total consolidated	$28,891	$35,155	$19,476

Depreciation and amortization:
Electronic Instruments	$16,485	$14,200	$13,403
Electromechanical	23,049	21,013	19,238

Total segments	39,534	35,213	32,641
Corporate	375	260	309

Total consolidated	$39,909	$35,473	$32,950

(1)	Includes $7.9 million in 2004, $13.9 million in 2003, and $2.1 million in 2002 from acquired businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

      Information about the Company’s operations in different geographic areas for the years ended December 31, 2004, 2003, and 2002 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2004	2003	2002

	(In thousands)
Net sales:
United States	$695,867	$655,952	$687,166

International(a):
United Kingdom	77,387	66,068	35,966
European Union countries	174,087	160,424	122,821
Asia	135,886	96,256	99,710
Other foreign countries	149,091	112,922	94,879

Total international	536,451	435,670	353,376

Total consolidated	$1,232,318	$1,091,622	$1,040,542

Long-lived assets from continuing operations:
United States	$608,399	$584,837

International(b):
United Kingdom	199,645	90,985
European Union countries	57,766	58,072
Asia	8,630	6,080
Other foreign countries	16,381	21,812

Total international	282,422	176,949

Total consolidated	$890,821	$761,786

(a)	Includes U.S. export sales of $232.0 million in 2004, $200.8 million in 2003, and $192.0 million in 2002.

(b)	Represents long-lived assets of foreign-based operations only.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Quarterly Financial Data(Unaudited)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year

	(In thousands, except per share amounts)
2004
Net sales	$291,423	$303,917	$310,707	$326,271	$1,232,318
Operating income	$43,497	$47,480	$50,453	$54,804	$196,234
Net income	$24,664	$27,667	$29,020	$31,360	$112,711
Basic earnings per share(a)	$0.37	$0.41	$0.43	$0.46	$1.66
Diluted earnings per share(a)	$0.36	$0.40	$0.42	$0.45	$1.63
Dividends paid per share	$0.06	$0.06	$0.06	$0.06	$0.24
Common stock trading range:(b)(c)
High	$25.88	$31.00	$32.12	$36.23	$36.23
Low	$22.99	$25.14	$28.16	$29.77	$22.99

2003
Net sales	$267,531	$276,870	$267,781	$279,440	$1,091,622
Operating income	$36,677	$38,740	$39,479	$41,865	$156,761
Net income	$19,718	$21,816	$21,918	$24,363	$87,815
Basic earnings per share(a)(c)	$0.30	$0.33	$0.33	$0.36	$1.32
Diluted earnings per share(a)(c)	$0.29	$0.32	$0.32	$0.36	$1.30
Dividends paid per share(c)	$0.03	$0.03	$0.03	$0.03	$0.12
Common stock trading range:(b)(c)
High	$20.05	$19.62	$22.38	$24.43	$24.43
Low	$14.75	$16.40	$18.35	$21.46	$14.75

(a)	The sum of quarterly earnings per share may not equal total year earnings per share due to the effect of the Company’s purchasing shares of its outstanding common stock.

(b)	Trading ranges are based on the New York Stock Exchange composite tape.

(c)	Amounts reflect the two-for-one stock split effective February 27, 2004.

17.	Guarantees

      The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. The maximum amount of future payment obligations relative to these various guarantees was approximately $56.2 million, and the outstanding liability under certain of those guarantees was approximately $7.8 million at December 31, 2004. These guarantees expire in 2005 and 2006.

Indemnifications

      In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events (e.g., breaches of contract obligations, or retention of previously existing

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

environmental, tax or employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers who are or were serving at the Company’s request in such capacities. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements would not have a material impact on its results of operations, financial position, or cash flows.

Product Warranties

      The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

      Changes in the Company’s accrued product warranty obligation for the years ended December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003

Balance, beginning of year	$6,895	$6,432
Accruals for warranties issued during the period	5,043	5,315
Settlements made during the period	(4,897)	(5,673)
Changes in liability for pre-existing warranties, including expirations during the period	115	(478)
Warranty liabilities acquired with new businesses	145	1,299

Balance, end of period	$7,301	$6,895

      Certain settlements of warranties made during the period were for specific nonrecurring warranty obligations. Product warranty obligations are reported as current liabilities in the consolidated balance sheet.

18.	Contingencies

Asbestos Litigation

      The Company and/or its subsidiaries have been named as defendants, along with many other companies, in a number of asbestos-related lawsuits. To date, no judgments have been made against the Company. The Company believes it has strong defenses to the claims, and intends to continue to defend itself vigorously in these matters. Other companies are also indemnifying the Company against certain of these claims.

Environmental Matters

      Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, the Company has been named a Potentially Responsible Party (PRP) regarding waste remediation at several non-AMETEK sites that are the subject of government-mandated cleanups. In addition to these non-AMETEK sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its manufacturing locations and for claims and proceedings against the Company with respect to other environmental matters once the Company has determined that a loss is probable and estimable. Total environmental reserves at December 31, 2004 and 2003 were approximately $7.3 million and $6.4 million, respectively. In 2004, the Company spent approximately $1.0 million on such environmental matters, compared with approximately $1.1 million in 2003.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also has agreements with former owners of certain of its acquired businesses as well as new owners of previously owned businesses. Under certain of the agreements the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of the other parties carry insurance coverage for some environmental matters. To date, those parties have met their obligations in all material respects. The Company has no reason to believe that such third parties would fail to perform their obligations in the future. However, if the Company were required to record a liability with respect to all, or a portion of, such matters on its balance sheet, the effect on income and the amount of the liability would not be significant. In the opinion of management, based upon presently available information and past experience related to such matters, either adequate provision for probable costs has been made, or the ultimate cost resulting from these actions is not expected to materially affect the consolidated financial position, results of operations, or cash flows of the Company.

DIRECTIONS TO
ANNUAL MEETING OF STOCKHOLDERS OF AMETEK, INC.
TO BE HELD AT
J. P. MORGAN CHASE & CO.
11th FLOOR CONFERENCE CENTER
270 PARK AVENUE
NEW YORK, NY 10017
(212) 270-6000

J. P. Morgan Chase & Co.’s 270 Park Avenue location is in midtown Manhattan and is accessible by mass transportation from New York, New Jersey, Connecticut, Long Island, and elsewhere. Below are automobile directions:

Directions from New Jersey

Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, turn right onto 40th Street and proceed eastbound to Park Avenue. Turn left onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Directions from Connecticut

Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take I-684 South or the Merritt Parkway onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 56th Street exit (a left lane exit). At the end of the exit ramp, proceed straight onto 56th Street. Proceed eastbound to Park Avenue. Turn right onto Park Avenue and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Directions from Long Island

Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Park Avenue. Turn right onto Park Avenue and travel north to East 49th Street. Turn left at 49th Street and proceed southbound on Park Avenue. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Park Avenue. Turn left and proceed southbound. J. P. Morgan Chase & Co. is located on Park Avenue between 47th and 48th Streets.

This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

April 26, 2005

PROXY VOTING INSTRUCTIONS

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the Web Site.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the cut-off or meeting date.

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Sheldon S. Gordon ¡ Frank S. Hermance
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ David P. Steinmann

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN OF AMETEK, INC.	☐	☐	☐

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2005.	☐	☐	☐

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR PROPOSALS (2) AND (3), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Electronic Distribution

If you would like to receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail.

Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 2:00 p.m. Eastern Daylight Time on Tuesday, April 26, 2005, at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017. Please see your proxy statement for directions should you wish to attend the meeting.

AMETEK, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Frank S. Hermance, Patrick J. Farris and Kathryn E. Londra or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, April 26, 2005, at 2:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)

SEE
REVERSE
SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

AMETEK, Inc.

April 26, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

▼ Please detach along perforated line and mail in the envelope provided. ▼

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instruction below)

NOMINEES:
¡	Sheldon S. Gordon
¡	Frank S. Hermance
¡	David P. Steinmann

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO APPROVE AN AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN OF AMETEK, INC.	☐	☐	☐

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2005.	☐	☐	☐

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1), AND FOR PROPOSALS (2) AND (3), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AMETEK, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Frank S. Hermance, Patrick J. Farris and Kathryn E. Londra or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at J. P. Morgan Chase & Co., 270 Park Avenue, 11th Floor Conference Center, New York, New York 10017, on Tuesday, April 26, 2005, at 2:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE